Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

BBQ HOLDINGS, INC.,

VIBSQ HOLDCO, LLC,

BAKERS SQUARE HOLDINGS, LLC,

VILLAGE INN HOLDINGS, LLC,

SVCC I, LLC

AND

RG GROUP HOLDCO, LLC

DATED AS OF JUNE 24, 2021

i

Disclosure Schedules:
Schedule 2.2(a)	-	Closing Date Debt
Schedule 2.2(b)	-	Closing Date Company Expenses
Schedule 2.3	-	Calculation of Target Net Working Capital Items
Schedule 3.4(a)(ix)	-	Consents Required for Closing
Schedule 4.1	-	Foreign Qualification and Other Names
Schedule 4.3(a)	-	Conflict with Other Contracts
Schedule 4.3(b)	-	Required Approvals
Schedule 4.4(a)	-	Capitalization
Schedule 4.4(b)	-	Equity and Debt Obligations
Schedule 4.5	-	Interests in Other Persons
Schedule 4.6(a)	-	Financial Statements
Schedule 4.6(b)	-	Exceptions to GAAP
Schedule 4.7	-	Undisclosed Liabilities
Schedule 4.8	-	Absence of Certain Developments
Schedule 4.9	-	Taxes
Schedule 4.10(a)	-	Owned and Leased Real Property
Schedule 4.11(a)	-	Tangible Personal Property
Schedule 4.11(b)	-	Permitted Exceptions
Schedule 4.11(c)	-	Assets Material to the Business
Schedule 4.12(a)	-	Intellectual Property
Schedule 4.12(c)	-	Intellectual Property Obligations
Schedule 4.13(a)	-	Material and Immaterial Contracts
Schedule 4.13(a)(v)	-	Franchise Agreements
Schedule 4.13(a)(vii)	-	Maintenance Contracts
Schedule 4.14(a)	-	Business Employees
Schedule 4.14(c)	-	Business Employee Liabilities
Schedule 4.15(a)	-	Company Benefit Plans
Schedule 4.15(c)	-	Company Pension Plans
Schedule 4.15(f)	-	Multiemployer Plans
Schedule 4.15(g)	-	Employment Liabilities
Schedule 4.16(b)	-	Labor Matters
Schedule 4.17(a)	-	Legal Proceedings
Schedule 4.17(b)	-	Material Orders
Schedule 4.19	-	Environmental Matters
Schedule 4.20	-	Insurance
Schedule 4.21(a)	-	Top Suppliers

TABLE OF CONTENTS

PAGE
Schedule 4.21(b)	-	Issues with Top Suppliers
Schedule 4.22	-	Affiliate Transactions
Schedule 4.25	-	COVID-19 Compliance
Schedule 4.26	-	Cares Act Funds
Schedule 4.27(c)	-	Franchise Agreement Violations
Schedule 4.27(h)	-	Rebates
Schedule 4.27(e)	-	Funds or Cooperatives
Schedule 4.27(f)	-	FDDs
Schedule 4.27(l)	-	Royalties
Schedule 7.4	-	Certain Asset Allocation Actions
Schedule 7.13	-	Environmental Reports for St. Paul Parcel

Exhibits:
Exhibit A	-	Form of Supply Agreement
Exhibit B		Form of Guaranty by Cannae Holdings, Inc.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of June 24, 2021 (this “Agreement”), is made by and among BBQ HOLDINGS, INC., a Minnesota corporation (the “Purchaser”; as such term is defined in more detail in Annex A hereto), VIBSQ HOLDCO, LLC, a Delaware limited liability company (the “Seller”), BAKERS SQUARE HOLDINGS, LLC, a Delaware limited liability company (“BSQ Holdings”), VILLAGE INN HOLDINGS, LLC, a Delaware limited liability company (“VI Holdings”), SVCC I, LLC, an Arizona limited liability company (“SVCC” and, collectively with VI Holdings and BSQ Holdings, the “Target Companies” and each, a “Target Company”), and, solely with respect to Article V, Article VII (as applicable), Article IX, Article X and Article XI, RG GROUP HOLDCO, LLC, a Delaware limited liability company (the “Parent”).

W I T N E S E T H:

WHEREAS, the Seller owns all of the issued and outstanding membership interests in each of BSQ Holdings (the “BSQ Interests”), VI Holdings (the “VI Interests”) and SVCC (the “SVCC Interests”, collectively with the VI Interests and the BSQ Interests, the “Interests”);

WHEREAS, BSQ Holdings owns all of the issued and outstanding membership interests in each of BSQ BrandCo, LLC, a Delaware limited liability company (“BSQ Brandco”), and BSQ OpCo, LLC, a Delaware limited liability company (“BSQ Opco” and, together with BSQ Holdings and BSQ Brandco, the “BSQ Companies”), which BSQ Companies collectively operate and/or franchise to other operators the Bakers Square® brand of family dining restaurants (the “Bakers Square Brand”);

WHEREAS, VI Holdings owns all of the issued and outstanding membership interests in each of VI BrandCo, LLC, a Delaware limited liability company (“VI Brandco”), and VI OpCo, LLC, a Delaware limited liability company (“VI Opco” and, together with VI Holdings and VI Brandco, the “VI Companies”), which VI Companies collectively operate and/or franchise to other operators the Village Inn® brand of family dining restaurants (the “Village Inn Brand”);

WHEREAS, SVCC facilitates the gift and loyalty card programs of the BSQ Companies and the VI Companies (SVCC, the BSQ Companies and the VI Companies are referred to collectively as the “Companies”);

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Interests for the Purchase Price and upon the terms and conditions hereinafter set forth; and

WHEREAS, certain terms used in this Agreement are defined in Annex A hereto.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
SALE AND PURCHASE OF INTERESTS

1.1         Sale and Purchase of Interests.  Upon the terms and subject to the conditions contained herein, on the Closing Date, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, the Interests owned by the Seller as set forth on Schedule 4.4(a) and Schedule 4.4(b), free and clear of all Liens; provided, however, that, as more particularly set forth in Section 7.12, all Royalties Excluded shall specifically not be part of the sale to the Seller (and shall be deemed to have been transferred and conveyed at Closing to Seller or its designee; and the parties shall execute such documentation at Closing as the Seller may reasonably request to evidence and implement such transfer and conveyance).

ARTICLE II
CONSIDERATION

2.1         Consideration.  Subject to adjustment, as set forth in this Agreement, the total consideration to be paid by the Purchaser for the Interests shall be an amount in cash equal to Thirteen Million Five Hundred Thousand and No/100 dollars ($13,500,000.00) (the “Purchase Price”).

2.2          Payments at Closing.  On the Closing Date, the Purchaser shall make (or cause one or more of its Affiliates to make) the following payments:

(a)         to the holders of Closing Date Debt set forth on Schedule 2.2(a) (which such schedule shall also contain the wire instructions for each such Person), the Payoff Amounts, as specified in each Payoff Letter;

(b)         to the holders of Closing Date Company Expenses set forth on Schedule 2.2(b) (which such schedule shall also contain the wire instructions for each such Person), the amount due to each such Person as set forth in an invoice or written statement from such Person; and

(c)         to the Seller, the following amount (such total, the “Closing Payment”), which shall be paid by wire transfer of immediately available United States funds into an account or accounts designated by the Seller, without duplication:

(i)          the Purchase Price, plus

(ii)         the amount of the Closing Date Cash; minus

(iii)        the amount of Closing Date Debt and Closing Date Company Expenses; plus

(iv)        the amount of all Royalties Not Invoiced; minus

(v)         the amount of all Royalties Prepaid; minus

(vi)        any rent, fees, costs or other charges attributable to any period prior to the Closing that, due to COVID-19 Impacts, has been deferred (either by agreement between the applicable Company and its landlord or other Person or otherwise) for payment until after the Closing; plus

(vii)       any rent, fees, costs or other charges attributable to any period after the Closing that has been paid prior to the Closing minus

(viii)      [intentionally omitted]; minus

(ix)        the amount of any GUC Fixed Recovery Payments due to unsecured creditors in the Reorganization (except to the extent paid by Seller prior to the Closing or from the proceeds of the Closing); plus

(x)         the amount, if any, by which the Closing Net Working Capital Items, considered in the aggregate, exceed the Target Net Working Capital Items, considered in the aggregate; minus

(xi)        the amount, if any, by which the Closing Net Working Capital Items, in the aggregate, are less than the Target Net Working Capital Items, considered in the aggregate; minus

(xii)       the Supply Accommodation Adjustment; minus

(xiii)      the amount of any real estate-related Tax for any Company Real Property or related amounts to any Governmental Body that are unpaid, unbilled or accrued for with respect to any period prior to the Closing, plus

(xiv)      the amount of any real estate-related Tax or related amounts to any Governmental Body that have been paid prior to Closing with respect to any period after the Closing; minus

(xv)       the Environmental Credit; plus

(xvi)      the value of inventory.

Upon delivery of the payments by the Purchaser in accordance with this Section 2.2, the Purchaser’s obligations to pay the Purchase Price to the Seller shall be deemed satisfied and discharged.

2.3          Purchase Price Adjustment.

(a)        At least three (3) Business Days prior to the Closing Date, the Seller shall deliver to the Purchaser a statement (the “Closing Estimates”), including reasonable supporting documentation, setting forth its good faith estimate of:  (i) the Closing Net Working Capital Items; (ii) the Closing Date Cash; (iii) the Closing Date Debt; (iv) the Closing Date Company Expenses; and (v) the calculation of all outstanding Royalties attributable to the period prior to the Closing and all Prepaid Royalties for all Franchise Locations, all determined in accordance with the Accounting Principles.  The Purchaser shall be entitled to review, comment on, and request reasonable changes to the Closing Estimates and the Seller shall consider the Purchaser’s proposed changes in good faith.  If the Seller and the Purchaser are unable to reach agreement on any of the Purchaser’s proposed changes, the Closing Estimates as proposed by the Seller shall control solely for the purposes of calculating the Closing Payment, and shall not limit or otherwise affect the Purchaser’s remedies under this Agreement or otherwise or constitute an acknowledgment by the Purchaser of the accuracy of the Closing Estimates or the accounting methods or policies utilized in the calculation thereof.

(b)       Within forty-five (45) calendar days following the Closing Date, the Purchaser shall prepare and deliver to the Seller a statement of the Purchaser’s calculations of: (i) the Closing Net Working Capital Items; (ii) the Closing Date Cash; (iii) the Closing Date Debt; (iv) the Closing Date Company Expenses; and (v) the calculation of all outstanding Royalties attributable to the period prior to the Closing and all Prepaid Royalties for all Franchise Locations (the “Adjustment Calculations”), all determined in accordance with the Accounting Principles.  The Seller and the Purchaser agree that the calculation of Closing Net Working Capital shall be prepared in a format consistent with the sample calculations, which have been included for illustrative purposes only, set forth on Part 2 of Schedule 2.3.  If the Purchaser fails to timely deliver the Adjustment Calculations, the Purchaser will be deemed conclusively to have agreed to the Closing Estimates, which shall be final and binding upon the Purchaser as the definitive calculation of Closing Net Worth Capital.

(c)       Within thirty (30) calendar days following the Purchaser’s delivery of the Adjustment Calculations, the Seller may deliver a written notice to the Purchaser of any disagreement with any item contained within the Adjustment Calculations (the “Objection Statement”).  For each disputed item, the Seller shall include: (i) the basis for any disagreement, (ii) the nature and amount of such disagreement, and (iii) reasonable supporting documentation, information and calculations thereof for any disagreement.  The Seller shall be deemed to have agreed with all other items and amounts contained in the Adjustment Calculations that are not disputed in the Objection Statement.  If the Seller fails to timely deliver the Objection Statement, the Seller will be deemed conclusively to have agreed to the Adjustment Calculations, which shall be final and binding upon the Seller.

  (d)          If the Seller delivers an Objection Statement, the Purchaser and the Seller shall, during the fifteen (15) calendar days following the Seller’s delivery of the Objection Statement, use their commercially reasonable, good faith efforts to reach agreement on the disputed items and amounts in order to determine, as may be required, the Adjustment Calculations, which shall not be more favorable to the Purchaser than the amount thereof shown in the Purchaser’s calculation delivered pursuant to Section 2.3(b) nor more favorable to the Seller than the amount thereof shown in the Objection Statement.  If, during such period, the Seller and the Purchaser are unable to reach such agreement, they shall promptly thereafter select an independent accounting firm of national standing mutually agreed to by the Seller and the Purchaser) (the “Accounting Referee”) to review this Agreement and the disputed items and amounts for the purpose of calculating the Adjustment Calculations.  There shall be no ex parte communications between any party and the Accounting Referee.  In making such calculation, the Accounting Referee shall consider only those still unresolved items and amounts in the Purchaser’s calculation of Adjustment Calculations as to which the Seller duly objected in accordance with Section 2.3(c) and the Accounting Referee shall not consider any settlement offers exchanged between the Purchaser and the Seller.  The Accounting Referee’s calculation shall not be more favorable to the Purchaser than the amount thereof shown in the Purchaser’s calculation delivered pursuant to Section 2.3(b) nor more favorable to the Seller than the amount thereof shown in the Objection Statement.  The Accounting Referee shall agree that, between the time the Seller delivered the Objection Statement to the Purchaser and the date thereof, the Purchaser and the Seller may have exchanged certain proposals relating to the disputed items, which were intended solely for purposes of facilitating settlement discussions, and such proposals were confidential and were provided solely on the condition and understanding that such proposals would not be permitted to be disclosed in any court or arbitration hearing, including with respect to the Accounting Referee’s engagement in the dispute.  The Accounting Referee will be instructed to disregard any evidence of such settlement proposals and negotiations in its consideration of the disputed matters.  The Accounting Referee shall deliver to the Seller and the Purchaser, as promptly as practicable (but in any case, no later than thirty (30) calendar days after the date of engagement of the Accounting Referee), a report setting forth calculations of the disputed amounts, and its reasonable basis for each of its determinations.  Absent manifest error, such report shall be final and binding upon the Seller and the Purchaser.  The cost of such review and report by the Accounting Referee shall be borne equally by the Seller and the Purchaser.  Other than the fees and expenses of the Accounting Referee, the Purchaser and the Seller will each be responsible for its own costs and expenses in connection with any action taken pursuant to this Section 2.3(d).

(e)        The Purchaser and the Seller each shall (and shall cause its respective representatives to) use commercially reasonable efforts to cooperate and assist, to the extent reasonably requested by the other, in the preparation of the Adjustment Calculations and in the conduct of the review referred to in this Section 2.3, including the making available to the extent reasonably necessary of books, records, work papers and appropriate personnel.  If the Purchaser claims that the Seller has, or the Seller claims that the Purchaser has, as applicable, failed to comply with its obligation under this Section 2.3(e), it may refer such alleged non-compliance to the Accounting Referee.  The Accounting Referee shall have the authority to determine if the applicable party has complied with its obligations under this Section 2.3(e) and to order the non-compliant party to comply with its obligations under this Section 2.3(e).  The Purchaser and the Seller each shall comply with any such determination by such Accounting Referee.

(f)        The “Final Closing Amounts” shall be the Adjustment Calculations, as applicable:  (i) as shown in the Purchaser’s calculation thereof, if the Seller does not duly deliver the Objection Statement in accordance with Section 2.3(c); or (ii) if the Seller duly delivers the Objection Statement in accordance with Section 2.3(a):  either (A) as agreed by the Seller and the Purchaser pursuant to Section 2.3(d); or (B) as shown in the Accounting Referee’s calculation delivered pursuant to Section 2.3(d); provided, however, that in no event shall Final Closing Amounts be more favorable to the Purchaser than the Purchaser’s calculation of the Adjustment Calculations or more favorable to the Seller than the Seller’s calculation in the Objection Statement.  After the Final Closing Amounts have been determined, the Closing Payment shall be adjusted, if necessary, so that the Purchaser, on the one hand, and the Seller, on the other hand, receive or make payments to each other so that, after taking into account the prior adjustments to the Closing Payment in this Section 2.3, the Purchaser will have paid and the Seller will have received the appropriate Closing Payment.  In furtherance of the foregoing, the following provisions shall apply:

(i)          If, upon determination of the Final Closing Amounts, the Purchaser is required to pay an additional amount to the Seller (such additional amount being the “PP Underpayment”), then the Purchaser shall pay to the Seller the PP Underpayment.

(ii)        If, upon determination of Final Closing Amounts, the Seller is required to refund an amount to the Purchaser (such amount being the “PP Overpayment”), then the Seller shall pay to the Purchaser the PP Overpayment.

(g)        Any payment due to either the Seller or the Purchaser pursuant to Section 2.3(f) shall be made within five (5) Business Days after the Final Closing Amounts have been determined pursuant to this Section 2.3, and shall be made by wire transfer by the Purchaser or the Seller (or their respective designees), as the case may be, of immediately available funds to the account of the receiving party as may be designated in writing by such party.  All payments made pursuant to Section 2.3(f) shall be treated by the Purchaser and the Seller as an adjustment to the Purchase Price.

(h)        The process set forth in this Section 2.3 shall be the sole and exclusive remedy of the Seller and the Purchaser and their respective Affiliates for any disputes related to the Closing Estimates and the calculations and amounts on which the Closing Estimates are based or set forth in the related statements and notices delivered in connection therewith.

2.4          Tax Treatment; Purchase Price Allocation.

(a)        The Purchaser and the Seller agree that, since each Company is classified as a disregarded entity for U.S. federal and applicable state and local income Tax purposes, the sale and purchase of the Interests shall be treated for U.S. federal and applicable state and local income Tax purposes as a sale by Seller and purchase by Purchaser of the assets of each Company, subject to the liabilities of the Company.  The Parties agree to file all applicable Tax Returns consistent with the treatment described in this Section 2.4(a) and to not otherwise take any Tax position to the contrary, unless otherwise required by applicable Law.

(b)        Within 60 days after the final determination of the Final Closing Amounts in accordance with Section 2.3, Purchaser shall prepare and deliver to Seller a schedule setting forth the allocation of the Purchase Price among the assets of the Company in accordance with Section 1060 of the Code (the “Proposed Allocation”) for Seller’s review. If Seller disagrees with the Proposed Allocation, Seller may, within 30 days after delivery of the Proposed Allocation, deliver written notice to Purchaser setting forth in reasonable detail its disagreement with the Proposed Allocation. In the event that Seller does not provide such a notice of disagreement within such 30-day period, Seller and Purchaser shall be deemed to have agreed to the Proposed Allocation, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, the Proposed Allocation will be final, binding and conclusive for all purposes hereunder except as to the disagreements duly raised in such notice, and Seller and Purchaser shall work together in good faith for a period of 30 days (or such longer period as they may mutually agree) to resolve any such disagreements with respect to the Proposed Allocation. If, at the end of such period, they are unable to resolve such disagreements, then any such remaining disagreements shall be resolved by the Accounting Referee in accordance with the procedures, and the fees and expenses of the Accounting Referee shall be borne by Seller and Purchaser in accordance with the rules, set forth in Section 2.3(d). The Proposed Allocation as finally agreed or determined pursuant to this Section 2.4(a) shall be the “Final Allocation.”

(c)        The Final Allocation shall be adjusted as mutually agreed by Seller and Purchaser for any subsequent adjustments to the purchase price for the Interests under this Agreement. Seller and Purchaser shall file all Tax Returns consistent with  the Final Allocation.

ARTICLE III
CLOSING AND TERMINATION

3.1        Closing Date.  Subject to the satisfaction of the conditions set forth in Sections 8.1 and 8.2 (or waiver in writing by the party entitled to waive such conditions), the closing of the sale and purchase of the Interests (the “Closing”) shall take place by simultaneous transmission of signature pages via electronic mail, on the second (2nd) Business Day after the satisfaction or waiver of each condition to the Closing set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto.  The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date”.  The Closing shall be deemed to have occurred at 12:01 A.M., Central Time, on the Closing Date.

3.2          Termination of Agreement.  This Agreement may be terminated at any time prior to the Closing as follows:

(a)         by mutual written consent of the Seller and the Purchaser;

(b)        by the Seller’s written notice to the Purchaser at any time prior to the Closing if:  (i) the Purchaser has breached any covenant, representation or warranty in any material respect contained in this Agreement and such breach has not been cured within thirty (30) calendar days following the delivery of notice of such breach to the Purchaser (so long as neither the Seller nor any Company is then in material breach of any covenant, representation or warranty contained in this Agreement); or (ii) the Closing shall not have occurred on or before July 30, 2021 (the “Expiration Date”) by reason of the failure of any condition precedent under Section 8.2 (unless the failure results primarily from the Seller’s or any Company’s breach of any representation, warranty or covenant contained in this Agreement);

(c)        by the Purchaser’s written notice to the Seller at any time prior to the Closing if:  (i) the Seller or any Company has breached any covenant, representation or warranty in any material respect contained in this Agreement and such breach has not been cured within thirty (30) calendar days following the delivery of notice of such breach to the Seller (so long as the Purchaser is not then in material breach of any covenant, representation or warranty contained in this Agreement); or (ii) the Closing shall not have occurred on or before the Expiration Date by reason of the failure of any condition precedent under Section 8.1 (unless the failure results primarily from the Purchaser’s breach of any representation, warranty or covenant contained in this Agreement); or

(d)        by the Seller or the Purchaser if there shall be in effect any Law that makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if there is an Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

3.3          Procedure Upon Termination; Effect of Termination.

(a)        In the event of the termination of this Agreement pursuant to Section 3.2, written notice thereof shall forthwith be given to the non-terminating party, and this Agreement shall terminate, and the purchase of the Interests hereunder shall be abandoned, without further action by the Purchaser or the Seller.

 (b)        In the event that this Agreement is validly terminated in accordance with Section 3.2, then the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the parties; provided, however, that (i) no such termination shall relieve any party hereto from liability for any willful breach prior to the termination of this Agreement and (ii) the obligations of the parties set forth in Section 7.7 (Publicity) and Article XI (Miscellaneous) shall survive any such termination and shall be enforceable hereunder.

3.4          Closing Deliveries.

(a)         The Seller shall deliver, or cause to be delivered, to the Purchaser the following:

(i)          at least three (3) Business Days prior to the Closing Date, the Closing Estimates;

(ii)       at the Closing, (A) if the Interests are certificated, certificates representing the Interests, duly endorsed in blank or accompanied by membership interest transfer powers, or (B) if the Interests are not certificated, an executed assignment of the Interests in form and substance reasonably satisfactory to the Purchaser;

(iii)        at the Closing, a certificate signed by an authorized officer of each Company, dated as of the Closing Date, certifying the conditions referred to in Sections 8.1(a) through 8.1(c);

(iv)       at the Closing, a certificate of the Secretary or Assistant Secretary of each Company, dated as of the Closing Date, certifying as to (A) the incumbency of any officer or representative executing any Company Document on behalf of such Company; (B) the resolutions of such Company’s Board of Managers (or similar governing body) approving the transactions contemplated by the Company Documents of such Company; (c) the correct and complete copies of such Company’s Organizational Documents, as then in effect; and (d) a good standing certificate(s) of such Company, from the applicable authority(ies), dated within thirty (30) calendar days prior to the Closing Date, reflecting such Company’s good standing in each jurisdiction in which such Company is required to be duly qualified, including, specifically, qualification as foreign entities in States where its Company Restaurants are located;

(v)         at the Closing, a certificate of the Secretary or Assistant Secretary of the Seller, dated as of the Closing Date, certifying as to (A) the incumbency of any officer or representative executing any Seller Document on behalf of the Seller; (B) the resolutions of the Seller’s Board of Managers (or similar governing body) approving the transactions contemplated by the Seller Documents; (C) the correct and complete copies of Seller’s Organizational Documents, as then in effect; and (D) a good standing certificate of the Seller, from the jurisdiction of its organization, dated within thirty (30) calendar days prior to the Closing Date, reflecting the Seller’s existence and good standing in such jurisdiction;

(vi)        at the Closing, the written resignations of managers, directors and officers (or similar governing individuals) of the Companies;

(vii)      at the Closing, executed payoff letters, reasonably satisfactory to the Purchaser and its counsel, reflecting the amounts required to release the Companies from liability from all of their Debt that is required under this Agreement to be discharged at Closing pursuant to Section 2.2, which payoff letters shall confirm that all Liens (other than Permitted Exceptions) against the Companies or any of their respective assets held by the holders of such discharged Debt shall be released and terminated upon payment of the amount set forth therein (collectively, the “Payoff Letters”);

(viii)     at the Closing, evidence in form and substance reasonably satisfactory to the Purchaser and its counsel that any mortgages, security interests, collateral assignments or other Liens (other than Permitted Exceptions) on any of the properties or assets of the Companies shall have been released, discharged and terminated;

(ix)        at the Closing, copies of executed approvals, consents or waivers that are identified on Schedule 3.4(a)(ix) as required in order to permit the Closing to occur;

(x)         at the Closing, a certificate dated as of the Closing Date certifying that the Seller is not a “foreign person” within the meaning of Section 1445 of the Code;

(xi)        at the Closing, a counterpart of the Supply Agreement, duly executed by Legendary Baking I, LLC, a Delaware limited liability company (or such other relevant Subsidiary of the Parent as it may designate);

(xii)       at the Closing, a domain name assignment in form and substance reasonably satisfactory to the Purchaser and its counsel;

(xiii)     at the Closing, a guaranty executed by Cannae Holdings, Inc., of the obligations of Parent under this Agreement in the form attached hereto as Exhibit C.

(xiv)      at the Closing, any other deliverable contemplated by Section 8.1;

(xv)        a funds flow statement in form reasonably acceptable to the Purchaser and the Seller (the “Funds Flow Statement”), executed by the Seller; and

(xvi)      such other documents and instruments as may be reasonably requested by the Purchaser, consistent with the requirements of this Agreement (and that do not expand the potential liabilities or obligations of the Seller or the Parent from those created by this Agreement).

(b)         At the Closing, the Purchaser shall deliver, or cause to be delivered to the Seller, the following:

(i)          evidence of the wire transfers contemplated by Section 2.2;

(ii)         a certificate signed by an authorized officer of the Purchaser, dated as of the Closing Date, certifying the conditions referred to in Sections 8.2(a) and 8.2(b);

(iii)       at the Closing, a certificate of the Secretary or Assistant Secretary of the Purchaser, dated as of the Closing Date, certifying as to (A) the incumbency of any officer or representative executing any Purchaser Document on behalf of the Purchaser; (B) the resolutions of the Purchaser’s Board of Directors (or similar governing body) approving the transactions contemplated by the Purchaser Documents; (C) the correct and complete copies of the Purchaser’s Organizational Documents, as then in effect; and (D) a good standing certificate of the Purchaser, from the applicable jurisdiction of its organization, dated within thirty (30) calendar days prior to the Closing Date, reflecting the Purchaser’s existence and good standing in such jurisdiction;

(iv)        a counterpart of the Supply Agreement, duly executed by the Purchaser;

(v)          any other deliverable contemplated by Section 8.2;

(vi)        the Funds Flow Statement executed by the Purchaser; and

(vii)      such other documents and instruments as may be reasonably requested by the Seller, consistent with the requirements of this Agreement (and that do not expand the potential liabilities or obligations of Purchaser from those created by this Agreement).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES

As a material inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, except as set forth in the Disclosure Schedules (each section of which qualifies the sections of this Article IV to which such Disclosure Schedules relate and other sections in this Article IV to the extent it is reasonably apparent on its face that such disclosure is applicable to such other sections and subsections), the Parent, the Seller and the Target Companies, jointly and severally, represent as follows (it being understood that the mere inclusion of an item in the Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Material Adverse Effect), provided, however, that, to the extent any of the following representations would not be true and correct until the completion of the Asset Allocation Actions, such representation and warranty will be deemed only to be required to be true and correct by the time of Closing:

4.1         Organization and Good Standing.  Each of the Companies is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware (and the State of Arizona for SVCC) and has all requisite power and authority to conduct its business as now conducted and to own and operate its assets as now owned and operated by it.  Each of the Companies is duly qualified or authorized to do business as a foreign limited liability company and is in good standing under the laws of each jurisdiction in which it owns or leases real property (including any Company Restaurant) and each other jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification or authorization (which jurisdictions are set forth on Schedule 4.1). Except as set forth on Schedule 4.1 and except for the names of the predecessor entities to the Companies who held the assets of the Companies prior to the Reorganization Plan Confirmation Date (as reflected in the Reorganization Proceedings), since the Reorganization Petition Filing Date, no Company has conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious names, assumed name, trade name or other name.

4.2          Authorization of Agreement.  The Companies have all requisite limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Companies in connection with the consummation of the transactions contemplated by this Agreement (collectively with this Agreement, the “Company Documents”), and to consummate the transactions and perform their respective obligations as contemplated thereby.  The execution, delivery and performance of the Company Documents and the consummation of the transactions contemplated thereby have been duly authorized by all requisite limited liability company action on the part of the Companies.  This Agreement has been, and each of the other Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Companies and (assuming the due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and each of the other Company Documents will constitute, the legal, valid and binding obligation of the Companies, enforceable against them in accordance with its terms, subject to the Enforceability Exceptions.

 4.3         Conflicts; Consents of Third Parties.

(a)         None of the execution, delivery or performance by the Companies of the Company Documents, the consummation of the transactions contemplated thereby, or compliance by the Companies with any of the provisions thereof will:  (i) cause the Companies to violate or breach any Law or Order in any material respect; (ii) conflict with or result in a violation of the Organizational Documents of the Companies; (iii) except as set forth on Schedule 4.3(a), conflict with or result in a material breach or termination of any of the terms, conditions or provisions of, or constitute a material default under, accelerate any obligations arising under, trigger any payment under, result in the creation of any Lien pursuant to, or otherwise materially and adversely affect, any Material Contract to which any Company is a party or by which its assets may be bound (provided, however, that nothing in this clause (iii) shall be deemed to apply to any Consent purportedly required of, or notice purportedly required to, the counterparty to any Contract (or any other Persons with interests therein) other than Franchise Agreements or leases for Leased Real Property); or (iv) require the Companies to make a payment or provide other compensation to any officer, director, employee, consultant or agent of the Companies (other than any such payment that will be borne by the Seller as part of the Company Expenses).

(b)       Except as set forth on Schedule 4.3(b), no Order, Permit or Consent of, any Person or Governmental Body is required on the part of the Companies in connection with the execution and delivery of the Company Documents or the compliance by the Companies with any of the provisions thereof, or the consummation of the transactions contemplated thereby (provided, however, that, this Section 4.3(b) is deemed not to apply to any Contracts).

4.4          Capitalization.

(a)         All of the Interests are held by the Seller (or certain of the Companies) as set forth on Schedule 4.4(a), free and clear of all Liens.  All of the Interests were duly authorized for issuance and are validly issued, fully paid and non-assessable, and were issued in compliance with the applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”), any applicable state “blue sky” or securities law and any other applicable Law.  The Interests constitute 100% of the total issued and outstanding membership interests in the Target Companies.   None of the Interests were issued in violation of the Organizational Documents or any pre-emptive, preferential or similar rights of any Person.  The delivery to the Purchaser of the Interests pursuant to this Agreement will vest in the Purchaser good and valid title to the Interests, free and clear of all Liens other than any restrictions imposed by applicable securities laws (and the transfer thereof to the Purchaser under this Agreement will not violate any preemptive, preferential or similar rights of any Person).

(b)         Except as set forth on Schedule 4.4(b), there are no authorized or outstanding:  (i) options, warrants, calls rights of first refusal or other rights of any character to acquire equity or debt interests from the Companies, or any phantom interests, membership interest appreciation rights or any other rights intended to provide an economic return based on changes in the value of any debt or equity securities of the Companies; (ii) authorized or outstanding equity or debt securities of the Companies convertible into or exchangeable for equity or debt securities of the Companies; or (iii) rights or options pursuant to which the Companies are required to or have the right to redeem, purchase or otherwise reacquire any equity securities, or other instrument convertible or exercisable into equity securities, of the Companies.  Except for its Organizational Documents, no Company is party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of its equity interests.

4.5          Subsidiaries.  Except as set forth on Schedule 4.5 (or the ownership by any Company of the equity interests of another Company as reflected on Schedule 4.4(a)), the Companies do not own any shares, equity or debt securities or other ownership interest, directly or indirectly, in any other Person, nor are any of them party to any Contract to acquire any such shares, securities or other ownership interest, or subject to any obligation to make any further debt or equity investment in any Person listed in Schedule 4.5.  The Companies are the sole record and beneficial owners of all shares, securities or ownership interests described on Schedule 4.5, free and clear of any Liens.

4.6          Financial Statements; Books and Records; Accounts Receivable; Inventory.

(a)         Schedule 4.6(a) sets forth true and complete copies of:  (i) the unaudited, consolidated balance sheet of the Companies for the fiscal year ended December 27, 2020 and the related, unaudited, consolidated profit and loss statement and statement of cash flows (the “Annual Financial Statements”); and (ii) the unaudited, consolidated balance sheet of the Companies at May 16, 2021, and the related statements of income for the five (5) fiscal month period then ended (the “Interim Financial Statements”, and together with the Annual Financial Statements, the “Financial Statements”).

(b)        Except as set forth on Schedule 4.6(b), the Financial Statements: (i) have been prepared in accordance with GAAP and fairly present the financial position, results of operations and cash flows of the Companies as at the dates and for the periods indicated therein, (ii) are correct and complete in all material respects, and (iii) are consistent with the books and records of the Companies maintained in the Ordinary Course of Business; provided, however, that the Interim Financial Statements are subject to year-end adjustments and the Financial Statements lack footnote disclosure otherwise required by GAAP.

(c)        The minute books and stock record books of the Target Companies with respect to matters related to the period from and after the Reorganization Plan Confirmation Date, all of which have been made available to Purchaser (and Seller will also make a good faith effort to provide Purchaser with all such available books and records related to matters prior to the Reorganization Plan Confirmation Date), are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Target Companies with respect to matters related to the period from and after the Reorganization Plan Confirmation Date contain accurate and complete records of all meetings, and actions taken by written consent of, the members, stockholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such members, stockholders, board of directors or committee has been held with respect to such period for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Target Companies.

(d)        The inventories on hand are all in the physical possession of the Companies at the Company Restaurants, in transfer from a supplier of the Companies, or at a supplier’s location.  The inventories on hand are reasonable in all material respects in relation to the existing circumstances of the Companies and are classified as current assets in accordance with GAAP.

4.7         No Undisclosed Liabilities.  Except as set forth on Schedule 4.7 or to the extent reflected in the Reference Balance Sheet, none of the Companies have any Liabilities which, under GAAP, should be accrued or disclosed on a balance sheet of any Company similar to that included in the Financial Statements, other than:  (i) accounts payable and accrued expenses incurred after the Reference Balance Sheet Date in the Ordinary Course of Business; (ii) executory obligations or liabilities under Contracts listed on Schedule 4.13(a) or that are not required to be listed thereon (but not including any Liabilities or obligations arising out of any breach of Contract); or (iii) Liabilities incurred in connection with the transactions contemplated hereby.

4.8        Absence of Certain Developments.  Since the Reorganization Plan Confirmation Date: (i) each Company has conducted its business in the Ordinary Course of Business; and (ii) there has not been any event, change, occurrence, development or circumstance that has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.  Except as contemplated by this Agreement or as set forth on Schedule 4.8, since the Reorganization Plan Confirmation Date, the Companies have not, and solely with respect to Section 4.8(c), the Parent and its Subsidiaries have not:

(a)         incurred any Debt, other than Debt with respect to which the Companies shall be released from all liability at Closing;

(b)        changed any material accounting principles, methods or practices (except to the extent required by GAAP), or the manner in which it keeps its books and records, or its practices with regard to the booking of sales, receivables, payables or accrued expenses or materially altered its payment or collection practices;

(c)        (i) granted any severance, continuation or termination pay to any Business Employee; (ii) entered into any employment, consulting, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any Business Employee; (iii) increased, amended, or changed compensation, bonus or other benefits payable or potentially payable to any current or former Business Employee, other than that as may be required by Law; (iv) adopted any new, or changed the terms of, any existing bonus, pension, insurance, health or other benefit plan in which any Business Employee participates; or (v) represented to any Business Employee or former Business Employee that the Parent or its Subsidiaries, the Purchaser or any other Person would continue to maintain or implement any benefit or would continue to employ such employee after the Closing Date;

(d)        suffered any damage, destruction or loss (whether or not covered by insurance) to any of its material properties or material assets in an aggregate amount in excess of $250,000 or disposed of any material assets other than inventory in the Ordinary Course of Business;

(e)         Agreed to any material reduction in discounts received from suppliers;

(f)          made any declaration, setting aside or payment of any dividend or other distribution with respect to, or any repurchase, redemption or other acquisition of, any of the Interests or other equity interests of the Companies;

(g)       purchased, leased or otherwise acquired (whether by merger, consolidation or other business combination, purchase of securities, purchase of assets or otherwise) any material portion of the business or assets of any other Person;

(h)        made, changed or revoked any material Tax election, elected or changed any material method of accounting for Tax purposes, settled any Legal Proceeding in respect of a material amount of Taxes or entered into any Contract in respect of Taxes with any Governmental Body, in each case other than in the Ordinary Course of Business;

(i)          except in the Ordinary Course of Business, written up or down any of its material properties or assets;

(j)         cancelled, waived or compromised any Debt owing to, or right or claim held by, the Companies having a value of more than $50,000 (individually) or an aggregate value in excess of $250,000;

(k)        sold, assigned, transferred or granted any rights to any material Intellectual Property, entered into any settlement regarding the breach or infringement of any material Intellectual Property, or taken any action (or, to the Seller’s Knowledge, failed to take any action) that has resulted in, or would reasonably be likely to result in, the loss, lapse, abandonment, invalidity or enforceability of any of its material Intellectual Property; or

(l)         committed or agreed to do any of the foregoing (to the extent any such commitment or agreement remains effective on the date of this Agreement).

4.9          Taxes.  Except as set forth on the applicable subpart of Schedule 4.9:

(a)        Each Company has timely filed or has had filed on its behalf all material Tax Returns and reports required by Law to be filed by it (taking into account any applicable extension of time within which to file), all of which were true, correct and complete in all material respects.  All Taxes required by Law to be paid by or on behalf of each Company have been fully and timely paid or accrued on the books and records of the applicable Company in accordance with GAAP.  No waivers or extensions of statutes of limitations have been given or requested with respect to any such Tax Returns or with respect to any Taxes.  To the Knowledge of Seller and the Companies, no claim has been made by any Taxing Authority in a jurisdiction where a Company does not file Tax Returns that such Company was, is, or may be subject to taxation by, or required to file a Tax Return in, that jurisdiction.  To the Knowledge of Seller and the Companies, there is no Tax deficiency or delinquency asserted or threatened against any Company.

(b)        All Taxes required by Law to be withheld or collected by or on behalf of the Companies in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been withheld or collected and have been duly and timely paid to the proper Taxing Authority to the extent due and payable.

(c)       As of the date of this Agreement, no Company is currently the subject of an audit or other examination relating to the payment of Taxes of such Company by any federal, state or local tax authorities nor has any Company received any written notices from any Taxing Authority indicating an intent to open an audit or other examination or that such an audit or examination is pending.  There are no Liens for Taxes (other than Liens for current Taxes not yet due and payable) upon the Interests or any Assets.

(d)       No Company (i) has received or applied for a Tax ruling or entered into a closing agreement that would be binding upon the Company after the Closing Date, (ii) is, or has been since the Reorganization Plan Confirmation Date, a member of any affiliated, consolidated, or unitary group for purposes of filing Tax Returns or paying Taxes and (iii) has liability for the Taxes of any other Person (whether under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, or pursuant to any Tax sharing, allocation or indemnity agreement or any other contractual agreements, or otherwise).  No Company is, or has been since the Reorganization Plan Confirmation Date, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract.

(e)         No Company has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise has become subject to Tax jurisdiction in a country other than the country of its formation.

(f)         No Company has been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law.

(g)        Each Company has continuously since its formation been properly treated as a “disregarded entity” for federal and applicable state income Tax purposes under Treasury Regulations Section 301.7701-3.  No Company has filed an election to be treated as an “association” that is taxable as a corporation for federal and applicable state income Tax purposes.

4.10        Real Property.

(a)        No Company owns any real property except as identified as such on Schedule 4.10(a) (the “Owned Real Property”).  No Company occupies as a tenant any real property except as identified as such on Schedule 4.10(a) (the “Leased Real Property” and, together with the Owned Real Property, the “Company Real Property”).  Schedule 4.10(a) sets forth the address of each parcel of real property from which a Company operates its business, each of which is a Company Restaurant located on Company Real Property, as well as each real estate location at which any Franchisee of any Company is authorized to operate a Franchise Restaurant (collectively, the “Franchise Locations”).  The Company Real Property comprises all of the real property used by the Companies in the Business.  As of the date of this Agreement, each Company has good, marketable and valid title to its Owned Real Property, or good and valid leasehold or sublease interests or other comparable contract rights to its Leased Real Property, free and clear of all Liens except for Permitted Exceptions.

(b)        No portion of the Company Real Property is subject to any pending condemnation or eminent domain Legal Proceeding or other Legal Proceeding by any Governmental Body and, to the Knowledge of the Seller, there is no threatened condemnation or eminent domain Legal Proceeding or other Legal Proceeding with respect thereto.

(c)       No Company is in violation of any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting the Company Real Property in any material respect.  Neither the Seller nor the Companies has received any written notice of violation of the foregoing.

4.11        Tangible Personal Property; Sufficiency.

(a)         Except as noted on Schedule 4.11(a):  (i) all material Tangible Assets owned or leased by each of the Companies are in the possession of such Company, as applicable, at a portion of the Company Real Property; and (ii) to the Knowledge of the Seller, such Tangible Assets are in good operating condition and repair (ordinary wear and tear excepted) and adequate for the conduct of the Business in the Ordinary Course of Business (taking into account the provision of Overhead and Shared Services under the Shared Services Agreements).

(b)         The Companies own all right, title and interest in and to all of the properties and assets reflected in the Reference Balance Sheet or acquired by the Companies since the Reference Balance Sheet Date, free and clear of any and all Liens (other than Permitted Exceptions, including those on Schedule 4.11(b)).

(c)         Except as set forth on Schedule 4.11(c) and for Overhead and Shared Services, the properties and assets (tangible and intangible) owned or leased by the Companies constitute all of the material properties and material assets necessary to conduct the Business in the Ordinary Course of Business.

4.12        Intellectual Property.

(a)        Set forth on the applicable subpart of Schedule 4.12(a) is a list of all:  (i) patents and applications therefor; (ii) trademarks, service marks, service names or trade names or registrations or applications for registration thereof; (iii) copyright registrations and applications for copyright registration; and (iv) domain names, in each case with respect to the foregoing clauses (i) through (iv), owned or held by each Company (collectively, the “Listed Intellectual Property”).  Each item of Listed Intellectual Property is in full force and effect in all material respects.  All necessary registration, maintenance and renewal fees in connection with such Listed Intellectual Property have been paid and all necessary documents and certificates in connection with such Listed Intellectual Property have been filed with the relevant Governmental Body for the purpose of perfecting or maintaining such Listed Intellectual Property.  None of the Listed Intellectual Property is the subject of any challenge pending with any patent or trademark office or received by the Companies in writing.

(b)        To the Knowledge of the Seller, the current use of any material Intellectual Property by each Company in the Business as conducted in the Ordinary Course of Business does not conflict with, infringe upon or violate in any material respect any rights of any third party.  Neither the Companies nor the Seller has received any written notice, charge, claim or other assertion of any present, impending (or to the Knowledge of the Seller, threatened) infringement by, or misappropriation of, or conflict with any material Intellectual Property of any other Person that has not been resolved, in each case with respect to the operations of the Business.  To the Knowledge of the Seller, no third party is infringing any material Intellectual Property used by the Companies.

(c)         The Companies have, and immediately following the Closing will have, the right to use all material Intellectual Property used in the conduct of the Business in the Ordinary Course of Business.  Except as set forth on Schedule 4.12(c), none of the Companies are required to pay any royalties, honoraria, fees or other payments to any Person by reason of the use of any material Intellectual Property.  All credentials required to access the Intellectual Property will be available to the Purchaser immediately following Closing.

(d)        The representations and warranties in this Section 4.12 are the sole and exclusive representations and warranties of the Companies relating to Intellectual Property (or liabilities, obligations, or compliance with Laws related thereto), and no other representation or warranty in this Agreement shall be construed to apply to any matter relating to Intellectual Property associated with the Business.

4.13        Material Contracts.

(a)       Schedule 4.13(a) sets forth those Contracts to which any Company is a party (that are in effect on the date hereof and which have not yet been fully performed by the applicable Companies and any applicable counterparties) that satisfy any of the following criteria (collectively, the “Material Contracts”, provided, however, that any Contract identified on Schedule 4.13(a) as an “Immaterial Contract” is conclusively deemed not to be a Material Contract regardless of whether it satisfies any of the following criteria):

(i)         Contracts relating to the acquisition or disposition by any Company of (A) any business, real property or business segment (whether by merger, consolidation or other business combination, sale of assets or otherwise) or the equity interest of any Person, or (B) any of the assets of any Company (other than sales of inventory or the disposition of obsolete equipment, in each case in the Ordinary Course of Business) for consideration in excess of $50,000;

(ii)       Contracts relating to any indebtedness or guaranties of indebtedness, including Debt and guaranties of Debt (but only to the extent any of the foregoing will survive the Closing in regard to any of the Companies);

(iii)        Contracts (or groups of related Contracts) that are not terminable by the applicable Company without penalty on notice of sixty (60) calendar days or less, which individually (A) involve the expenditure or receipt of more than $37,500 annually or more than $100,000 over the remaining term thereof, or (B) require performance by any Company more than one year from the date hereof;

(iv)        Contracts restricting or purportedly restricting the ability of any of the Companies to operate or compete in any business or with any Person or in any geographic area during any period of time following the Closing;

(v)         Contracts granting to any Person the right to operate a restaurant or other commercial enterprise under the Bakers Square Brand, the Village Inn Brand or using any of the Listed Intellectual Property (each such agreement that remains in effect on the date of this Agreement is referred to herein as a “Franchise Agreement”; all of which are listed on Schedule 4.13(a)(v)), it being understood that the granting of any licenses or other rights to utilize baking recipes to another Person (without use of a Target Company’s branding or trade dress and without otherwise satisfying the legal definition of a “franchise agreement”) does not constitute a Franchise Agreement;

(vi)        Contracts pursuant to which any Company is the lessor or lessee of any real property, building or structure;

(vii)      Contracts (that have not yet been fully performed by the applicable Company and any applicable counterparty) related to the construction, acquisition or development of any restaurant location at which a Company Restaurant is located, or improvements, upgrades or maintenance to any Company Restaurant (provided, however, that any maintenance contracts that remain in effect will be listed on Schedule 4.13(a)(vii));

(viii)     all broker, distributor, dealer, manufacturer’s representative, agency, sales promotion, market research, marketing consulting and advertising Contracts to which any Company is a party, which individually involve the expenditure or receipt by the Companies of more than $25,000;

(ix)       Contracts that require the Companies to purchase minimum quantities (or pay any amount for failure to purchase any specific quantities) of goods or services, comply with “take or pay” arrangements, deal with any Person on an exclusive basis, or provide “most favored nation” or similar pricing to any Person;

(x)        Contracts that require the Companies to indemnify or hold harmless any other Person or assume any Tax or environmental liabilities (other than, with respect to any of the foregoing, leases for Leased Real Property and any other documents of record regarding any real property);

(xi)        Contracts that provide for any partnership, joint venture, strategic alliance, teaming or similar arrangement;

(xii)       Contracts that provide for or relate to any employment or consulting relationship with any Person and not terminable upon sixty (60) calendar days’ notice without penalty;

(xiii)      Contracts with any Governmental Body, including any settlement, conciliation or similar agreements with any Governmental Body;

(xiv)      Contracts pursuant to which any Company grants or is granted a license of any Intellectual Property (other than “off-the-shelf” or “shrink-wrap” licenses);

(xv)       Contracts granting a power of attorney;

(xvi)      Any other Contract that individually requires a minimum annual spend of at least $25,000 by the Companies and is not previously disclosed pursuant to this Section 4.13(a);

(xvii)     Any Contract between any of the Companies on the one hand and the Seller or the Parent (or any Affiliate of the Seller or the Parent) on the other hand that will survive the Closing;

(xviii)    all collective bargaining agreements or Contracts with any union or group of employees to which any Company is a party; and

(xix)      Contracts with any of the parties listed or required to be listed on Schedule 4.21(a) (to the extent not already included in clause (iii) of this Section 4.13(a)).

(b)        True, correct and complete copies of all Material Contracts as currently in effect have been made available to the Purchaser.  Each Material Contract is a valid and binding obligation of the applicable Company party thereto, enforceable against such Company in accordance with its terms, subject to the Enforceability Exceptions.  The Companies are not in default in any material respect under any Material Contract as of the date of this Agreement.  To the Knowledge of the Seller, no other party to a Material Contract has breached, violated or defaulted under any Material Contract in any material respect that has not been cured.

4.14        Employees.

(a)        Schedule 4.14(a) lists (i) all Business Employees existing on the date of this Agreement and (ii) the wages, bonus commissions and benefits of those Business Employees existing on the date of this Agreement.  All wages, bonus commissions and benefits with respect to any Business Employee for any period prior to the Closing Date have been fully paid or accrued, other than any amounts that would not, individually or in the aggregate, result in a material Liability to any Company.

(b)       With respect to the Business Employees, the Companies are in compliance with all applicable labor and employment Laws (including with respect to hiring, termination, wage and hour requirements, tips and tip credits, correct classification of independent contractors and of employees as exempt and non-exempt, unfair labor practices, work authorization status, immigration, discrimination in employment, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, employee health and safety, and WARN and any similar state or local “mass layoff” or “plant closing”), except to the extent that any noncompliance would not reasonably be expected to result in a Material Adverse Effect.

(c)         Except as set forth on Schedule 4.14(c): (i) there are no Legal Proceedings pending or, to the Seller’s Knowledge, threatened, against the Companies, by or regarding any Business Employee (or former employee of the Parent and its Subsidiaries, which former employee, but for his or her cessation of employment prior to the date of this Agreement, would have been categorized hereunder as a Business Employee); and (ii) no Company is liable for any payment to any trust or other fund or to any Governmental Body with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the Ordinary Course of Business).

(d)        To the extent permitted under applicable law, Seller will cooperate (at Purchaser’s cost) to allow Purchaser to assume Seller’s unemployment rate with respect to Business Employees that become Hired Employees on the Closing Date.

4.15        Employee Benefits Plans.

(a)         Schedule 4.15(a) lists, with respect to the Companies (whether provided directly or through the Shared Services Agreements) with respect to all Business Employees, each material “employee benefit plan” (as defined in ERISA) and any other plan, Contract or policy providing bonuses, profit sharing benefits, retirement benefits, pension benefits, compensation, deferred compensation, incentives, equity options, phantom equity, equity appreciation rights, equity purchase rights, fringe benefits, severance payments, post-retirement benefits, scholarships, health and welfare benefits, basic or supplemental disability benefits, life insurance coverage, sick leave pay, vacation pay, commissions, payroll practices, retention payments, fringe benefits, flexible spending accounts, insurance premium reimbursements or other benefits that the Company sponsors or has Liability with respect to, and has an obligation to contribute to for the benefit of any Business Employees (collectively, the “Company Benefit Plans”).  The Companies have made available to the Purchaser true, correct and complete copies of: (i) each Company Benefit Plan document; (ii) to the extent applicable, Forms 5500; and (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required.

(b)        Each Company Benefit Plan maintained, contributed to or required to be contributed to with respect to the Business Employees has been administered in accordance with its terms and with the applicable provisions of ERISA and the Code (including the rules and regulations thereunder), except as would not reasonably be expected to result in a Material Adverse Effect.

(c)       Schedule 4.15(c) lists each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is intended to be tax qualified under Section 401(a) of the Code and each retirement plan covered under Section 408 of the Code (each, a “Company Pension Plan”).  All Company Pension Plans that are maintained, contributed to or required to be contributed to by the Companies or any ERISA Affiliate are so qualified.  To the Knowledge of the Seller, no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that would adversely affect the qualification of such Company Pension Plan.  No Legal Proceeding (other than routine benefit claims) has been asserted or instituted or, to the Knowledge of the Seller, threatened against any Company Benefit Plan, any trustee or fiduciaries thereof, the Parent, the Companies or any ERISA Affiliate, or any of the assets of any Company Benefit Plan or any related trust.  All required participant annual notices have been provided by the Companies to the participants in each Company Pension Plan on a timely basis.

(d)         No Company Benefit Plan provides for the payment of any tax gross-up payment to any individual in connection with any penalties or taxes imposed under Code Section 409A.

(e)        All contributions, deferrals, premiums and benefit payments under or in connection with the Business Employees under the Company Benefit Plans that are required to have been made as of the Closing will have been (or will be) timely made or have been reflected on the Reference Balance Sheet.

(f)         Except as set forth on Schedule 4.15(f), the Companies do not currently maintain, contribute to or participate in, nor at any time have any of them had an obligation to maintain, contribute to, or otherwise participate in, any employee benefit plans that are “multiemployer plans” (within the meaning of Section 3(37) of ERISA or Code Section 414(f)), “multiple employer plans” (within the meaning of Code Section 413(c)), plans that are subject to the provisions of Title IV of ERISA, or a welfare plan that is a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).  None of the Companies (i) has withdrawn or partially withdrawn from any multiemployer plan, or (ii) has, or reasonably expects to have, any withdrawal liabilities with respect to any such plans.

(g)       Except to the extent set forth on Schedule 4.15(g), neither the execution and delivery of this Agreement or any other Company Document nor the consummation of the transactions contemplated by the Company Documents will:  (i) result in any material payment becoming due to any Business Employee; (ii) materially increase any benefits otherwise payable with respect to the Business Employees with respect to the Business; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.  No Company Benefit Plan provides for post-employment benefits of any kind whatsoever (other than under COBRA, the Federal Social Security Act or any employee plan qualified under Section 401(a) of the Code) to any former director or employee of, or other provider of services to, the Company or an ERISA Affiliate (or a beneficiary of any such Person), nor have any representations, agreements, covenants or commitments been made by any Company to provide such benefits.

4.16        Labor.

(a)       No Business Employee is represented by a labor union in connection with his or her employment with any Company and there are no Contracts with any labor union or association representing any Business Employees.  To the Knowledge of the Seller, no petition has been filed or other proceedings instituted by an employee or group of employees with any labor relations board seeking recognition of a bargaining representative with respect to any Business Employees; and to the Knowledge of the Seller, there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize any Business Employees, and, to the Knowledge of the Seller, no demand for recognition of Business Employees has been made by, or on behalf of, any labor union.

(b)        Except as set forth on Schedule 4.16(b): (i) there are no material strikes, work stoppages, work slowdowns, picketing or lockouts pending or, to the Knowledge of the Seller, threatened against or involving the Business (or any Business Employees); and (ii) neither the Companies nor any of their officers, directors or employees is or has been the subject of any charge, grievance or complaint of any unfair labor practice, grievance, arbitration, negotiation, suit or action by any employee or employee representative that has not been resolved, and no complaint or charge is pending against any Company before the National Labor Relations Board or any other Governmental Body.

4.17        Litigation.

(a)         Except as set forth on Schedule 4.17(a), there are no Legal Proceedings pending or, to the Knowledge of the Seller, threatened against any Company or to which any Company is otherwise a party, which, if determined adversely in accordance with the opposing party’s demands therein, individually or in the aggregate, would be reasonably likely to result in a Material Adverse Effect.

(b)        Except as described on Schedule 4.17(b), there are no outstanding material Orders that are applicable to, or otherwise affect, any Company.  Schedule 4.17(b) lists any effective settlement agreements to which each Company is a party or by which it is bound that has not yet been fully performed by any Company.

(c)        There is no Legal Proceeding pending, or, to the Knowledge of the Seller, threatened, that in any manner challenges or seeks, or reasonably could be expected to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.  To the Knowledge of the Seller, no Order that remains effective against the Companies after the Closing has been issued (nor is any motion for such Order pending in any Legal Proceeding) that is applicable to any Company or its Assets.

4.18        Compliance with Laws; Permits.

(a)        The Companies are, and the Business is being operated, in compliance with all Laws, except to the extent that any failure to do so would not reasonably be expected to result in any Material Adverse Effect.  No claims or investigations alleging any material violation by the Companies of any Laws are pending or, to the Knowledge of the Seller, threatened.

(b)        The Companies currently have all required Permits for the operation of the Business in the Ordinary Course of Business and are presently in compliance with the terms and conditions thereof, except where the failure to have, maintain or be in compliance with any such Permit, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No loss, non-renewal, suspension, modification or expiration of, nor any noncompliance with, any material Permit is pending or, to the Knowledge of the Seller, threatened.

4.19        Environmental Matters.  Except as set forth on the applicable subpart of Schedule 4.19 or as would not reasonably be expected to result in a Material Adverse Effect:

(a)        each Company is in compliance in all material respects with all Environmental Laws applicable to the operation by the Companies of the Company Real Property, which compliance includes possessing and complying with all material Permits, authorizations and approvals required by Environmental Laws for its operations thereat and complying with all requirements related to notice, recordkeeping and reporting;

(b)       (I) there are no non-compliance Orders, warning letters, notices of violation, suits, actions, judgments, claims or governmental or judicial investigations or proceedings pending or, to the Knowledge of the Seller, threatened, against any Company alleging the violation of or liability under Environmental Laws in regard to the operation by the Companies of the Company Real Property; (ii) to the Knowledge of the Seller, no Company currently is the subject of, or threatened with, any governmental enforcement action or third-party claim under any Environmental Law in regard to the operation by the Companies of the Company Real Property; (iii) the Seller has no Knowledge that any of the above is reasonably likely to be forthcoming; and (iv) neither any Company nor the Seller has received any unresolved written request for information, notice, demand letter, administrative inquiry or claim with respect to any Environmental Condition (including under the citizen suit provision of any Environmental Law) in regard to the operation by the Companies of the Company Real Property;

(c)         to the Knowledge of the Seller, there is no Release or Threat of Release of any Hazardous Materials by any Company at or in the vicinity of the Company Real Property;

(d)        to the Knowledge of the Seller:  (i) no Company has received written notice of an Environmental Condition at any off-site location or locations to which any Company transported or arranged for the transportation of Hazardous Material; and (ii) to the Knowledge of the Seller, no Company has, since the Reorganization Petition Filing Date, Released or allowed or arranged for any third party to Release, Hazardous Materials to, at or upon any site that, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any similar state Law, has been placed on the National Priorities List or its state Law equivalent or as to which the United States Environmental Protection Agency or any relevant state agency or other Governmental Body has notified the Seller or any Company that it has proposed or is proposing to place on the National Priorities List or such state Law equivalent; and

(e)         to the Knowledge of the Seller, no Company is required or obligated by a Governmental Body to make any capital or other expenditure to comply with any Environmental Law.

The representations and warranties in this Section 4.19 are the sole and exclusive representations and warranties relating to Environmental Laws, Environmental Conditions or Hazardous Materials (or liabilities, obligations, or compliance with Laws related thereto) and no other representation or warranty in this Agreement shall be construed to apply thereto.

4.20       Insurance.  All insurance policies pertaining to the Companies or the Business (whether maintained directly or through the Shared Services Agreements) are listed on Schedule 4.20 and are in full force and effect on the date hereof.  Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy applicable to the Companies or the Business has been cancelled or not renewed within the last two (2) years and, to the Knowledge of the Seller, no threat has been made to cancel or not renew any insurance policy applicable to the Companies or the Business.  The Seller has delivered to the Purchaser: (i) a complete (in all material respects) insurance claims history regarding the Companies or the Business during the three (3) years ending December 27, 2020; and (ii) a list of all pending insurance claims regarding the Companies or the Business.  None of the insurers under any such insurance policies has rejected the defense or coverage of any claim purported to be covered by such insurer or has reserved the right to reject the defense or coverage of any claim purported to be covered by such insurer.  No Company has any Liability for retrospective premium adjustments under any insurance policies.

4.21        Significant Suppliers.

(a)        Schedule 4.21(a) sets forth a complete and accurate list of the ten (10) largest suppliers of materials, products or services to the Companies (measured by the aggregate amount purchased by such entity) during the fiscal year ended December 27, 2020 (excluding the maintenance or upgrade of any Company Restaurant), and, with respect to each, the dollar volume of billings involved (collectively, the “Top Suppliers”).

 (b)      Except as set forth on Schedule 4.21(b), since the Reorganization Plan Confirmation Date, no Top Supplier has canceled, delayed deliveries, declared any force majeure, declared a default, terminated or otherwise materially altered its business relationship with the Companies outside of the Ordinary Course of Business, or has notified the Seller or the Companies in writing of any intent to do so.  To the Knowledge of the Seller, no Top Supplier has defaulted under any Contract or relationship with the Companies.

4.22       Affiliate Transactions.  Except in respect of the provision of Overhead and Shared Services, or any agreement that will be terminated prior to or at the Closing (with no further liability or obligation on the part of any Company) or as disclosed on Schedule 4.22:  (i) neither the Seller nor any Affiliate of the Seller is a party to any Contract or transaction with any Company that were in effect since the Reorganization Petition Filing Date; and (ii) no current officer or director of the Parent or any of its Subsidiaries (including any Company) is a party to any Contract or transaction with any Company.

4.23      Financial Advisors.  Other than Stephens Inc., no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Seller or any Company in connection with the transactions contemplated by this Agreement and no other Person is entitled to any fee or commission or like payment in respect thereof.

4.24        Privacy and Security.

(a)       The Companies have taken commercially reasonable steps (in light of the Business) to ensure that all Personal Data in their possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse.  To the Knowledge of the Seller: (i) there has been no unauthorized access, use or disclosure of Personal Data in the possession or control of the Companies (or any of the contractors of the Companies, with regard to any Personal Data obtained from or on behalf of the Companies); and (ii) none of the Companies has experienced any Security Incidents related to the privacy or security of Personal Data which would reasonably be expected to have a Material Adverse Effect.

(b)        The Companies take commercially reasonable steps (in light of the Business) to ensure that all Personal Data in possession or control of third parties, including vendors, Affiliates and other Persons providing services to such Person that have access to or receive Personal Data from or on behalf of such Person, is protected against damage, loss and against unauthorized access, acquisition, use, modification, disclosure or other misuse.

(c)        Except as would not reasonably be expected to have a Material Adverse Effect, each Company has made backups of all computer software and databases utilized by it and maintains such software and databases at a secure, off-site location.

(d)       The representations and warranties in this Section 4.24 are the sole and exclusive representations and warranties relating to data privacy and data security (or liabilities, obligations or compliance with Laws related thereto) and no other representation or warranty in this Agreement shall be construed to apply thereto.

4.25      COVID-19 Compliance.  Except as set forth on Schedule 4.25, to the Knowledge of the Seller, the Companies are currently complying with the COVID-19 Measures, except to the extent of any failure that would not reasonably be expected to result in a Material Adverse Effect.

4.26        PPP Loan; EID Loan.  Except as set forth on Schedule 4.266:

(a)        none of the Companies has applied for or received any funds under the “Paycheck Protection Program” through the U.S. Small Business Administration (a “PPP Loan”) under the CARES Act or any similar funding under subsection 7(a) of the Small Business Act; and

(b)        none of the Companies has applied for or received any funds pursuant to the “Economic Injury Disaster Loan” program (an “EID Loan”, and together with any PPP Loan, the “CARES Act Funds”) or an advance on an EID Loan pursuant to Section 1110 of the CARES Act or any similar programs in any state, local or non-U.S. jurisdiction.

4.27        Franchise Matters.

(a)         Other than the franchise systems operated under the Bakers Square Brand and the Village Inn Brand, no Company owns or operates any franchise system.

(b)       Schedule 4.13(a)(v) sets forth a list of all Franchise Agreements to which any Company is a party. The Companies have made available to Purchaser accurate and complete copies of each Franchise Agreement (including all amendments and waivers thereto as are currently in effect).  The list of Franchise Agreements includes:  (i) the name of the counterparty to the Franchise Agreement the (“Franchisee”); (ii) the business address of each Franchised Location authorized thereunder to be operated by such Franchisee; (iii) the effective and expiration dates; (iv) the number of remaining renewals; and (v) a description of any material waivers, alterations, amendments or other modifications thereto agreed by any Company that are not reflected in the Franchise Agreements.

(c)        Except as set forth in Schedule 4.27(c), since the Reorganization Plan Confirmation Date, no Company or, to the Knowledge of the Companies, any other party thereto, is in, or, has received written notice of any, presently effective (i) violation of, (ii) written asserted violation of, or (iii) default under (including any condition that with the passage of time or the giving of notice would cause such a violation or default under) any Franchise Agreement.  Subject to the Enforceability Exceptions, each Franchise Agreement:  (i) is a valid and binding agreement of the Company party thereto, is in full force and effect (except to the extent such Franchise Agreement is terminated or expires after the date hereof in accordance with its terms), and is enforceable in accordance with its terms against the Company party thereto; and (ii) to the Knowledge of the Companies, is valid, binding and enforceable in accordance with its terms against each Franchisee and not subject to any right to termination (other than as may be provided in such Franchise Agreement) or rescission by any Franchisee.

(d)        Other than as may exist in the Franchise Agreements, no Franchisee or other Person has been granted by the Companies any right of first refusal, option or other right or arrangement to sign any Franchise Agreement or acquire any rights granted by a Franchise Agreement.

(e)       All funds or cooperatives administered by or paid to the Companies on behalf of any Franchisees since the Reorganization Plan Confirmation Date, including funds that Franchisees contributed for advertising and promotion:  (i) have been administered and used in material compliance with all applicable Laws, descriptions in the Franchise Disclosure Documents and Uniform Franchise Offering Circulars (together, “FDDs”), and all Franchise Agreements, and (ii) each Company has in all material respects properly accounted for all payments made by each Franchisee with respect to any such fund or cooperative.  There are no loans owed to or owing from any such funds or cooperatives. To the Knowledge of the Companies, there are no written claims made against any of the Companies after the Reorganization Plan Confirmation Date that any of the expenditures from any such funds or cooperatives have been improperly collected, accounted for, maintained, used or applied.  Schedule 4.27(e) contains a listing of all advertising funds or cooperatives administered by or paid to the Companies on behalf of any Franchisees since the Reorganization Plan Confirmation Date.

(f)        Schedule 4.27(f) sets forth a list of all forms of FDDs that the Company has used to offer or sell franchises at any time since 2016 and the time period of effectiveness of each such FDD. The Companies have made available to Purchaser accurate and complete copies of each such form of FDD.  All FDDs that the Company has used to offer or sell franchises at any time since the Reorganization Plan Confirmation Date have contained all information required by Law and the North American Securities Administrators Association guidelines and commentaries then published (“Franchise Laws”) and have otherwise been prepared and delivered to prospective Franchisees in compliance with Franchise Laws, and no such FDD contains any statement which is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they are made. The Company has made available to Purchaser correct and complete copies of all material correspondence since the Reorganization Plan Confirmation Date with state and federal authorities concerning compliance with Franchise Laws.

(g)        No Company has granted any Person any protected or exclusive territory rights, a designated area, or an option, right of first refusal or other arrangement regarding additional territory rights, except as set forth in the Franchise Agreements.

(h)        Except as set forth on Schedule 4.27(h), there is not in effect after the Reorganization Plan Confirmation Date any Contract with a Company or any Affiliate whereby it receives rebates, allowances, discounts or other payments or remuneration of any kind (collectively, “Rebates”) from suppliers or other third parties selling products or services, directly or indirectly, to Franchisees.  Except as set forth on Schedule 4.27(h):  (i) no Company or any Affiliate thereof has made any commitment, promise or pledge (oral or written) that remains effective after the Reorganization Plan Confirmation Date to share with Franchisees any Rebates; and (ii) since the Reorganization Plan Confirmation Date, the Company has not received any revenue or other consideration as a result of Franchisees’ required purchases or leases of products or services.

(i)        Except to the extent set forth in any Franchise Agreement, no Company has waived enforcement of any non-compete restriction under any Franchise Agreement, and, to the Knowledge of the Companies, no current Franchisee is currently in violation of any non-compete covenant under any Franchise Agreement.

(j)         Since the Reorganization Plan Confirmation Date, the Companies have consistently enforced the terms of the Franchise Agreements against all Franchisees in all material respects, including, to the Knowledge of the Companies, enforcement of any material violations of the operating standards set forth in the operations manuals of the Companies.

(k)       Since the Reorganization Plan Confirmation Date:  (i) no Company has issued policies that violate applicable Laws (including any Franchise Laws) relating to, or otherwise exercised control over, any Franchisee’s relationship with its employees, including hiring, firing, disciplining, compensation, benefits, supervision, and scheduling; (ii) none of the Companies has received, any formal or informal written complaint, allegation or notice of inquiry or investigation from a Franchisee, any employee of a Franchisee or Governmental Authority, that any Company is or may be, joint employers with or subject to joint employment liability with, any Franchisee.

(l)        Schedule 4.27(l) sets for the calculation of all unpaid and prepaid Royalties as of the date of this Agreement, together with any aging of unpaid Royalties and any agreements with any Franchisee with respect to the payment of Royalties on a deferred basis.

4.28      No Additional Representations.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES, THE SELLER AND THE PARENT THAT ARE EXPRESSLY SET FORTH IN ARTICLE IV, ARTICLE V OR ANY CERTIFICATE DELIVERED HEREUNDER OR THEREUNDER, THE COMPANIES, THE SELLER AND THE PARENT AND EACH OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES EXPRESSLY DISCLAIM AND MAKE NO, AND SHALL NOT BE DEEMED TO HAVE MADE ANY, REPRESENTATION, WARRANTY, STATEMENT OR DISCLOSURE OF ANY KIND (WHETHER EXPRESS OR IMPLIED) TO THE PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES (ABOUT THE BUSINESS, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR OTHERWISE).  IN PARTICULAR, WITHOUT LIMITING THE FOREGOING DISCLAIMER, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE IN THIS ARTICLE IV, NONE OF THE PARENT, THE SELLER, THE COMPANIES OR ANY OTHER PERSON MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY TO THE PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES WITH RESPECT TO (I) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR PROSPECT INFORMATION RELATING TO THE PARENT, THE SELLER, THE COMPANIES OR THE BUSINESS, OR (II) ANY ORAL OR WRITTEN INFORMATION FURNISHED OR MADE AVAILABLE TO THE PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN THE COURSE OF THEIR DUE DILIGENCE INVESTIGATION OF THE COMPANIES AND THE BUSINESS, THE NEGOTIATION OF THIS AGREEMENT AND ANY RELATED DOCUMENTS, OR IN THE COURSE OF THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
REGARDING THE SELLER AND THE PARENT

As a material inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Parent and the Seller, jointly and severally, represents as follows:

5.1          Organization; Good Standing; Authorization of Agreement.

(a)        The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to conduct its business as heretofore conducted.  The Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate to be executed by the Seller in connection with the consummation of the transactions contemplated by this Agreement (collectively with this Agreement, the “Seller Documents”), and to consummate the transactions and perform its obligations contemplated hereby and thereby.  The execution, delivery and performance by the Seller of each Seller Document and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on behalf of the Seller.  This Agreement has been, and each other Seller Document will be at or prior to the Closing, duly and validly executed and delivered by the Seller, and (assuming the due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and each other Seller Document, when so executed and delivered will constitute, the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to the Enforceability Exceptions.

(b)        The Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to conduct its business as heretofore conducted.  The Parent has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate to be executed by the Parent in connection with the consummation of the transactions contemplated by this Agreement (collectively with this Agreement, the “Parent Documents”), and to consummate the transactions and perform its obligations contemplated hereby and thereby.  The execution, delivery and performance by the Parent of each Parent Document and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on behalf of the Parent.  This Agreement has been, and each other Parent Document will be at or prior to the Closing, duly and validly executed and delivered by the Parent, and (assuming the due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and each other Parent Document, when so executed and delivered will constitute, the legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms, subject to the Enforceability Exceptions.

5.2         Conflicts; Consents of Third Parties.

(a)        None of the execution, delivery and performance by the Seller of the Seller Documents or the Parent of the Parent Documents, the consummation of the transactions contemplated hereby and thereby, or compliance by the Seller or the Parent with any of the provisions hereof and thereof will:  (i) cause the Seller or the Parent to breach any applicable Law or Order of any Governmental Body in any material respect; or (ii) materially conflict with or result in a material breach or termination of any of the terms, conditions or provisions of, or constitute a material default under, accelerate any obligations arising under, trigger any payment under, or result in the creation of any Lien pursuant to, or otherwise materially and adversely affect any of the terms, conditions or provisions of any material agreement or instrument to which the Seller or the Parent is a party or by which the Seller or the Parent (or the Seller’s or the Parent’s assets) may be bound, or constitute a default thereunder.

(b)        No consent, waiver, approval or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body not previously obtained is required on the part of the Seller in connection with the execution and delivery of the Seller Documents or the Parent in connection with the execution and delivery of the Parent Documents, or the compliance by the Seller or the Parent with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby.

5.3         Ownership and Transfer of Interests.  The Seller is the sole record and beneficial owner of the Interests as set forth on Schedule 4.4(a), free and clear of any and all Liens.  The Seller has the power and authority to sell, transfer, assign and deliver the Interests as provided in this Agreement, and such delivery will vest in the Purchaser good and valid title to such Interests, free and clear of any and all Liens.  The Seller is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the Interests.

5.4         Litigation.  There are no Legal Proceedings pending, or to the Knowledge of the Seller, threatened, that are reasonably likely to prohibit or restrain the ability of the Seller or the Parent to enter into this Agreement or timely consummate the transactions contemplated hereby.

5.5        Financial Advisors.  Other than Stephens Inc., no Person has acted, directly or indirectly, as a broker, finder, agent, representative or similar intermediary for any Company, the Seller or the Parent in connection with this Agreement and the transactions contemplated by this Agreement and no other Person is entitled to any fee or commission or like payment in respect thereof.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller and the Parent, as of the date hereof and again as of the Closing, that:

6.1          Organization and Good Standing.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority to conduct its business as heretofore conducted.

6.2         Authorization of Agreement.  The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser in connection with the consummation of the transactions contemplated hereby (collectively with this Agreement, the “Purchaser Documents”), and to consummate the transactions and perform its obligations contemplated hereby and thereby.  The execution, delivery and performance by the Purchaser of each Purchaser Document and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on behalf of the Purchaser.  This Agreement has been, and each other Purchaser Document will be at or prior to the Closing, duly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each other Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

6.3          Conflicts; Consents of Third Parties.

(a)        None of the execution, delivery or performance by the Purchaser of the Purchaser Documents, the consummation of the transactions contemplated hereby and thereby, or compliance by the Purchaser or its Affiliates with any of the provisions hereof and thereof will:  (i) cause the Purchaser or its Affiliates to violate or breach any Law or Order of any Governmental Body in any material respect; or (ii) materially conflict with or result in a material breach or termination of any of the terms, conditions or provisions of, or constitute a material default under, accelerate any obligations arising under, trigger any payment under, or result in the creation of any Lien pursuant to, or otherwise materially and adversely affect any of the terms, conditions or provisions of any material agreement or instrument to which the Purchaser is a party or by which the Purchaser (or the Purchaser’s assets) may be bound, or constitute a default thereunder.

(b)        No consent, waiver, approval or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body not previously obtained is required on the part of the Purchaser in connection with the execution and delivery of the Purchaser Documents, or the compliance by the Purchaser with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby.

6.4         Litigation.  There are no Legal Proceedings pending, or to the knowledge of the Purchaser, threatened, that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

6.5         Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder, agent, representative or similar intermediary for the Purchaser in connection with this Agreement and the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

6.6          Solvency.  Immediately following the Closing, and assuming the accuracy and completeness of the representations and warranties set forth in Sections 4.6, 4.7, 4.9, and 4.11, in each case, in all material respects, the Purchaser: (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured); (b) will have adequate capital with which to engage in its business; and (c) will not have incurred and will not plan to incur debts beyond its ability to pay as they become absolute and matured.

6.7         Financial Capacity.  The Purchaser has sufficient funds presently available, and, no third-party debt financing will be required, in connection with the Purchaser’s payment of the Purchase Price and any other fees or expenses incurred in connection with the transactions contemplated herein.

ARTICLE VII
COVENANTS

7.1         Access to Information.

(a)         Between the date of this Agreement and the Closing Date, the Companies, the Seller and the Parent shall give to the Purchaser, its officers, agents, employees, counsel, accountants, engineers and other representatives, reasonable access (for the purpose of examination) to the properties, businesses and operations relating to the Companies and the Business and such examination of the books and records of the Companies as the Purchaser reasonably requests.  The Companies, the Parent and the Seller shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Companies to reasonably cooperate with the Purchaser and the Purchaser’s representatives in connection with such examination.

(b)        For a period of eighteen (18) months following the Closing, the Seller and the Parent shall provide the Purchaser and its representatives with reasonable access (for the purpose of examination), subject to applicable Law, at reasonable times, on reasonable notice and during normal business hours, at the Seller’s place of business, to such information reasonably related to the Companies or the Business in the Seller’s possession or control as is reasonably necessary for financial reporting, human resources, contract administration, audit, regulatory compliance and accounting matters, the preparation and filing of any Tax Returns, reports or forms, or the defense of any Legal Proceeding, and the Purchaser and its representatives shall be permitted to make extracts from or take copies of the same.  Such access may be subject to the Purchaser’s execution and delivery of a non-disclosure agreement in form and substance reasonably acceptable to the Parent.

(c)        Notwithstanding anything herein to the contrary, no access pursuant to Section 7.1 shall be permitted to the extent that it would (i) be prohibited by applicable Law; (ii) require the Purchaser, the Companies or the Parent and its Subsidiaries to disclose information subject to attorney-client privilege (provided, however, that the parties shall use commercially reasonable efforts to enter into such joint defense agreements or other arrangements as appropriate, to allow for disclosure of information regarding the Companies or the Business in a manner that does not result in the loss of attorney-client privilege); or (iii) conflict with any confidentiality obligation to which the Purchaser, the Companies or the Parent or its Subsidiaries is bound.  Such access shall be permitted at such times as the business of the Seller is customarily conducted, and in a manner so as to not unreasonably interfere with the business of the Parent and its Subsidiaries.

7.2        No Negotiations.  Until the earlier of the Closing or the termination of this Agreement, neither the Seller or the Parent, nor any of their respective officers, employees, consultants, agents, accountants, attorneys and other representatives, shall, directly or indirectly, solicit, initiate, encourage or enter into any discussions or negotiations with, or provide any assistance or information to, or enter into any agreement with, any Person or group of Persons (other than the Purchaser) concerning any acquisition, directly or indirectly, of the membership interests of the Companies, or any merger, consolidation, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of all or a substantial portion of the assets of, the Companies.  In furtherance of the foregoing, the Seller and the Parent shall, and shall cause their respective officers, employees, consultants, agents, accountants, attorneys and other representatives to, terminate any current discussions or negotiations with any Person or group of Persons (other than the Purchaser) concerning any acquisition, directly or indirectly, of the membership interests of the Companies, or any merger, consolidation, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of all or a substantial portion of the assets of (or any material asset of), the Companies.

7.3          Operation of the Business.

(a)       Between the date of this Agreement and the Closing Date (or earlier termination of this Agreement), unless otherwise agreed in writing by the Purchaser (which agreement shall not be unreasonably withheld, conditioned or delayed), the Companies will (and the Seller will cause the Companies to):

(i)          except as otherwise required pursuant to the terms of this Agreement, conduct the Business in the Ordinary Course of Business;

(ii)         maintain all of the material assets of the Companies (collectively, the “Assets”) in their current condition, ordinary wear and tear and damage by casualty or condemnation excepted;

(iii)        pay the debts and Taxes of the Companies when due and pay and perform other obligations of the Companies when due;

(iv)        maintain their books and records in the usual, regular and ordinary manner, on a basis consistent with prior years;

(v)       maintain the Companies’ material Intellectual Property (including paying all necessary registration, maintenance and renewal fees and filing all necessary documents and certificates with the relevant Governmental Body); and

(vi)         maintain in full force all material insurance policies currently in effect in regard to the Companies and the Business.

7.4         Conduct Prior to Closing.  Except as otherwise expressly permitted by this Agreement, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed; and, if consent is not granted for any reason, the Seller and the Companies shall be deemed not to be in breach of any obligation under this Agreement that otherwise would be caused by the resulting inability of the Seller or the Companies to take the requested action), between the date of this Agreement and the Closing Date (or earlier termination of this Agreement), each Company will not (and the Seller will ensure each Company does not) do any of the following (other than to the extent constituting Asset Allocation Actions, which are deemed to include, but not be limited to, the matters set forth on Schedule 7.4 hereto):

(a)         enter into any (i) inbound license agreement with respect to the Intellectual Property rights of any third party, other than shrink-wrap code; or (ii) outbound license agreement with respect to any Company’s Intellectual Property or Technology, other than for the licensing of their products in the Ordinary Course of Business;

(b)         settle any pending Legal Proceedings or obtain any releases of threatened Legal Proceedings involving or related to either Company;

(c)         enter into (i) except in the Ordinary Course of Business, any Contract of the type described in Section 4.13(a); or (ii) any new employment agreement or modify any existing employment agreement with any Business Employee (other than to remove any change of control or severance provisions);

(d)         incur (or guarantee) any additional Debt, other than Debt with respect to which the Companies will be released at Closing;

(e)         file a petition in bankruptcy, make an assignment for the benefit of creditors or file a petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws;

(f)         enter into any agency, partnership, joint venture or trust;

(g)       acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets (other than purchases of inventory and equipment in the Ordinary Course of Business) or any equity securities;

(h)        sell, assign, license, lease, transfer, convey or pledge the Assets or commit itself to sell, assign, license, lease, transfer, convey or pledge the Assets or subject any of the Assets to a security interest, in all cases other than entering into licenses and sales of business products in the Ordinary Course of Business;

(i)         enter into any agreement to purchase any interest in real property or enter into any lease, sublease, license or other occupancy agreement with respect to real property (other than with respect to extensions or renewals of any Leased Real Property, provided, however, that the Companies are not required by this Agreement to exercise any extension or renewal option with respect to any Leased Real Property).

(j)          unless otherwise reasonably requested by the Companies’ accountants or required by GAAP, re-value any of the Assets, including writing down the value of inventory;

(k)         issue any equity interests or equity securities;

(l)         unless otherwise reasonably requested by the Companies’ accountants or required by GAAP, change any accounting principles, methods or practices, or the manner in which they keep their books and records, or their practices with regard to the booking of sales, receivables, payables or accrued expenses or materially alter their payment or collection practices;

(m)       make, change or revoke any material Tax election, elect or change any material method of accounting for Tax purposes, settle any Legal Proceeding in respect of Taxes or enter into any Contract in respect of Taxes with any Governmental Body; or

(n)        take, or agree in writing or otherwise to take, any of the actions described in Sections 7.4(a)-(m).

7.5       Consents and Approvals.  The Purchaser, the Seller, the Parent and each of the Companies shall use its commercially reasonable efforts to: (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement, including obtaining all consents and waivers identified in Schedule 3.4(a)(ix) (provided, however, that, notwithstanding anything to the contrary in this Agreement, the Seller’s obligation to pursue such consents and waivers hereunder shall not be interpreted as a requirement that the Seller make any payments to the third parties from whom such consents or waivers are requested, but the Seller reserves the right to elect to make such payments in its sole discretion); and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement. In furtherance of the foregoing, the Seller shall be responsible for any fees and expenses associated with obtaining such consents, including those listed on Schedule 3.4(a)(ix).

7.6          Further Assurances.  All deliveries, payments and other transactions and documents relating to the transactions contemplated herein shall be interdependent and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived in writing satisfaction or performance thereof as a condition precedent to Closing).  The Purchaser, the Seller, the Parent and each of the Companies shall use its commercially reasonable efforts to, from time to time (including after the Closing) and without further consideration, execute and deliver (or cause to be executed and delivered) such other documents, certificates, agreements and other writings, and take such other actions as may be reasonably necessary or requested by another party in order to consummate, evidence or implement expeditiously the transactions contemplated by any Company Document, Seller Document or Purchaser Document, as applicable.  In furtherance of the foregoing, it is the intent of the parties hereto that all of the assets primarily used in the Business be transferred to the control of the Purchaser pursuant to the transactions contemplated hereby.  As such, each of the parties hereto shall, and shall cause their respective Affiliates to, take all commercially reasonable best efforts, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required, to ensure that any asset primarily used in the Business which is not currently owned by the Companies be transferred to one of the Companies (as mutually agreed to by the parties) for no further consideration.

7.7         Publicity.  None of the Purchaser, the Seller or any Company (or their respective Affiliates) shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the Seller and the Purchaser; provided, however, that any public disclosures which may be required by Law to be made by the Seller, the Parent, the Purchaser or their respective Affiliates (including with respect to any publicly traded entity) may be made without the consent of any Person (but, to the extent feasible, the Seller, the Parent and the Purchaser shall be afforded an opportunity to review the proposed public disclosure and provide input in advance of such disclosure).

7.8          Tax Matters.

(a)        The Seller shall have the authority to prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns relating to the income or operations of the Companies that are to be reported or otherwise included on the Tax Returns of the Seller or its Affiliates (collectively, the “DRE Tax Returns”).  After the Closing, the Purchaser shall have the obligation and authority to prepare (or cause to be prepared) and file (or cause to be filed) when due (taking into account all extensions properly obtained) all Tax Returns (other than DRE Tax Returns) required to be filed by or with respect to the assets, properties and operations of the Companies for any taxable year or other taxable period (collectively, the “Purchaser Tax Returns”).  Any Purchaser Tax Returns relating to any Pre-Closing Period shall be prepared in accordance with past practices of the Companies, and submitted (with copies of any relevant schedules, work papers and other documentation then available) to the Seller for the Seller’s approval not less than thirty (30) calendar days prior to the due date for the filing of each such Purchaser Tax Return, which approval shall not be unreasonably withheld, conditioned or delayed.  The Seller shall have the option of providing to the Purchaser, at any time at least ten (10) calendar days prior to the date each such Purchaser Tax Return is due to be filed (taking into account any valid extensions), written instructions as to how the Seller wants any, or all, of the items that relate to a Pre-Closing Period for which it may be liable to be reflected on such Purchaser Tax Return.  The Purchaser shall, in preparing such Purchaser Tax Return, cause the items for which the Seller is liable hereunder to be reflected in accordance with the Seller’s instructions, unless such position is inconsistent with past practices of the Companies (after the Reorganization Plan Confirmation Date) or a different position is required by applicable Law.  The Purchaser shall deliver to the Seller copies of each such Purchaser Tax Return, along with a statement (a “Tax Statement”) showing the pre-Closing portion of any Tax Liability required to be paid with such Tax Return (computed in accordance with Section 7.8(c)), at least twenty (20) calendar days prior to the due date for filing such Purchaser Tax Return, and shall permit the Seller to review and comment on such Purchaser Tax Return and Tax Statement prior to filing.

(b)        Not later than five (5) Business Days prior to the due date for the payment of Taxes on any Purchaser Tax Return, the Seller shall be responsible for and shall pay to the Purchaser the amount of cash Taxes shown as due and payable by the Seller on the Purchaser Tax Return, except to the extent such Taxes have been included as a liability in Net Working Capital Items.

(c)        All Taxes and Tax Liabilities with respect to the income, property or operations of the Companies that relate to the Straddle Period shall be apportioned between the Seller and the Purchaser as follows: (i) in the case of Taxes other than income, sales and use and withholding Taxes, on a per-diem basis; and (ii) in the case of income, sales and use and withholding Taxes, as determined from the books and records of the relevant Company as though the taxable year of the relevant Company terminated at the Effective Time on the Closing Date.

(d)        Notwithstanding any other provisions hereof, if an audit or other proceeding is commenced, and an adjustment is proposed or any other claim is made by any Taxing Authority with respect to a Tax Liability of any Company relating to a Pre-Closing Period for which the Seller is liable under this agreement (a “Tax Claim”), the Purchaser shall promptly notify the Seller of such audit or other proceeding, proposed adjustment or claim.  The Seller shall, at its expense, handle, defend, conduct and control any such Tax Claim; provided, however, that the Seller shall consult periodically with the Purchaser as to strategic and tactical issues for pursuing or defending any Tax Claim.  The Seller shall not have the right to compromise or settle any such Tax Claim which could result in a materially increased Tax Liability or a materially decreased refund to the Purchaser without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)       At the Seller’s reasonable request and expense, the Companies shall apply for any Tax refund available for any Pre-Closing Period.  Any refunds (and any interest received thereon) of any Taxes imposed on the Companies, and any amounts of overpayments of Taxes credited against Taxes that the Purchaser or the Companies otherwise would be or would have been required to pay (and any amount of Taxes that is included in the calculation of Net Working Capital Items for such taxable year, to the extent such amount was not paid over to the appropriate Taxing Authority) for any Pre-Closing Period shall be for the account of the Seller, and the Purchaser shall pay over to the Seller any such amounts within fifteen (15) calendar days after the receipt or entitlement of such refund or credit or request to return amounts not paid over to the appropriate Taxing Authority.  The Purchaser shall pay the Seller interest at the rate prescribed under Section 6621(a)(1) of the Code, compounded daily, on any amount not paid when due under this Section 7.8(e).  Any other refunds of any Taxes imposed on the Companies (and any interest received thereon) shall be the property of the Companies and shall inure to the benefit of the Purchaser.

(f)        Following the Closing, the Purchaser and the Seller shall provide each other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, any audit or other examination by any Taxing Authority, or any judicial or administrative proceedings relating to Liability for Taxes of the Companies or with respect to the operations of the Companies.  The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance.  The Purchaser shall preserve and cause to be preserved all information, returns, books, records and documents relating to any Liabilities for Taxes of the Companies with respect to a taxable period until the later of sixty (60) calendar days after the expiration of all applicable statutes of limitations and extensions thereof or the conclusion of all litigation with respect to Taxes for such period.

7.9          Information Regarding the Companies and the Business.  From the date of this Agreement and for a period continuing until ninety (90) calendar days following the Closing Date, the Seller will continue to permit the Purchaser and its designees access to the virtual data room in which the Seller has placed documents and information regarding the Companies and the Business.

7.10        Employment Matters.

(a)        The Purchaser or an Affiliate of the Purchaser (which, for purposes of this Section 7.10 shall include the Companies) may offer employment with the Purchaser or an Affiliate of the Purchaser to any Business Employee on terms determined solely by Purchaser; provided, however, that all Business Employees will be offered employment by Purchaser except to the extent expressly recited to the contrary on Schedule 4.14(a) (it being agreed that, without Seller’s further consent in its sole discretion, Purchaser shall not be entitled, including, without limitation, after Closing, to hire any Business Employee identified on Schedule 4.14(a) as not being offered employment by Purchaser).  Each Business Employee who accepts any such offer from Purchaser, as of the Closing Date, will become an employee of the Purchaser or Affiliate of the Purchaser (each, a “Hired Employee”).  As of the Closing, the Seller and the Purchaser shall cause all Business Employees to receive all amounts, benefits, and other payments due to such Business Employee as of such date and assuming termination of employment on such date.

(b)         With respect to all Hired Employees, the Purchaser and the Seller agree to equally bear the cost of any earned or accrued but unused vacation and sick benefits calculated as of the Closing Date (with the Purchase Price to be adjusted to reflect the same). Following the Closing Date, the Hired Employees shall be subject to the vacation and other paid time off policies of the Purchaser.

(c)        Effective as of the Closing Date, the Hired Employees shall cease to be eligible to participate in the benefit plans of the Seller and its Affiliates (collectively, the “Company Benefit Plans”).  The Purchaser shall be responsible for the expenses covered under the terms of the Purchaser plan or plans providing all medical, prescription drug, vision, dental benefits and other benefit plans provided by the Purchaser or its Affiliates (collectively, the “Purchaser Benefit Plans”) incurred on or after the Closing Date by a Hired Employee and/or his or her covered dependents who are enrolled in the Purchaser Benefit Plans.  Seller and its Affiliates shall be responsible only for expenses under the Company Benefit Plans covered under the terms of the applicable Company Benefit Plan incurred or arising prior to the Closing Date by a Hired Employee and/or his or her covered dependents.  The Purchaser shall use commercially reasonable efforts to:  (i) cause all pre-existing conditions (or actively at work or similar) limitations, eligibility waiting periods, evidence of insurability requirements, and other conditions under any Purchaser Benefit Plan offered to the Hired Employees to be waived with respect to each Hired Employee and his or her respective eligible, covered dependents to the extent that such limitation, waiting periods, requirements or other conditions were satisfied or did not apply under the comparable Company Benefit Plan in effect prior to the Closing; and (ii) recognize or credit each Hired Employee for all deductibles, co-payments and out-of-pocket maximums paid by such Hired Employees and their respective covered dependents under any Company Benefit Plan to the extent that such deductibles, co-payments or out-of-pocket maximums did not apply or were satisfied under the comparable Company Benefit Plan in effect prior to Closing.

(d)        As soon as administratively practicable after the Closing Date (and in accordance with applicable Law), the Purchaser shall cause any Purchaser Benefit Plan that is intended to be a qualified defined contribution plan or such plan of an Affiliate of the Purchaser (the “Purchaser 401(k) Plan”) to accept an eligible rollover distribution (within the meaning of Section 402(c)(4)of the Code) of each Hired Employee’s account balance under the Seller’s or its Affiliates’ 401(k) Plan or any other Company Benefit Plan intended to be qualified under Section 401(a) of the Code, to the extent such rollover is timely elected by such Hired Employee.  Such rollovers shall be in cash, provided that the Purchaser shall use commercially reasonable efforts, including, for the avoidance of doubt, the adoption of any necessary plan amendments, to provide for the rollover of plan loans for any such Hired Employee who chooses a direct rollover of his or her account balance into the Purchaser 401(k) Plan.  The Purchaser shall use commercially reasonable efforts to permit any outstanding 401(k) loans under the Company Benefit Plans of any Hired Employee to be transferred to the Purchaser 401(k) Plan rather than requiring such loans to be repaid as a result of the change in employment.

(e)         After the Closing, the Purchaser shall be responsible for offering or providing coverage under COBRA with respect to Hired Employees who first incur a COBRA-qualifying event after the Closing Date.

(f)         If annual bonuses for the portion of calendar year 2021 occurring prior to the Closing Date (if any, it being understood that Seller retains discretion under the Company Benefit Plans whether to award any bonuses in any amounts to the Business Employees) for the Hired Employees under Company Benefit Plans have not been paid prior to the Closing Date (the “2021 Pre-Closing Bonuses”), the Seller shall, or shall cause one of their Affiliates to, pay 2021 Pre-Closing Bonuses to the Hired Employees in the amount each Hired Employee would have received under the Company Benefit Plans for the portion of calendar year 2021 elapsed prior to the Closing Date, subject to all applicable terms and conditions thereunder.  All 2021 Pre-Closing Bonuses shall be Excluded Liabilities.

(g)       The provisions of this Agreement are for the benefit of the Purchaser, the Companies and the Seller only, and no employee of the Companies or any of their Affiliates or any other Person shall have any rights hereunder.  In furtherance of the foregoing, nothing in this Section 7.10 will:  (i) confer upon any Business Employee or any Governmental Body or other third party any rights, claims, benefits, causes of actions or remedies, including any right to employment or continued employment for any period or terms of employment, of any nature whatsoever; (ii) be interpreted to prevent or restrict the Purchaser and its Affiliates from terminating the employment of any Hired Employee; or (iii) be treated as an amendment or other modification of any Company Benefit Plan or other employee benefit plan or arrangement.  For the avoidance of doubt, any and all obligations to Business Employees who do not become Hired Employees (whether with respect to the period prior to or after the Closing) shall remain the sole and exclusive Liability of the Seller as Excluded Liabilities.

7.11        Indemnification.

(a)      For a period of not less than four (4) years from and after the Closing Date, the Purchaser shall cause the Organizational Documents of each Company to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of current or former directors, managers and officers of any Company (each, a “Covered Party”) than are set forth in their respective Organizational Documents as of the date hereof.  Any indemnification agreements with Covered Parties in existence on the date of this Agreement shall remain effective, without any further action, and shall survive the Closing and continue in full force and effect in accordance with their terms.

(b)        In the event the Purchaser or any Company (i) consolidates with or merges into any other Person and shall not be the continuing entity after such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, a provision shall be made so that such continuing entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 7.11.

7.12       Royalties Excluded.  Notwithstanding anything to the contrary in this Agreement, Seller retains the sole and exclusive right, both prior to and after Closing, to collect and retain all Royalties Excluded (with no impact on the Purchase Price); provided, however, if Purchaser desires Seller to cease collection efforts (either directly or through any other Person) regarding any one or more of the Royalties Excluded, Purchaser shall have the right within one (1) year after the Closing Date to give irrevocable written notice to Seller that Purchaser will purchase from the Seller at par (without paying any accrued interest or late fees) the subject Royalties Excluded, with payment required from Purchaser to Seller within ten (10) days of such notice (unless the obligated party makes payment to Seller within such ten (10) day period in an amount equal to or greater than the amount Purchaser would have paid, in which case the sale to Purchaser is deemed cancelled).  Purchaser agrees that, at Seller’s request and expense, Purchaser will cooperate with Seller (or its designee) after Closing in any efforts to collect the Royalties Excluded.  Purchaser further agrees that, should it (or any of its Affiliates) ever at any time after Closing receive any collections with respect to any Royalties Excluded, it is deemed to be receiving such amounts in trust for the Seller and will promptly turn over the same to the Seller (or its designee).

7.13        Environmental Matters Regarding St. Paul Parcel.

(a)         Purchaser engaged Terracon Consultants, Inc. (“Terracon”) to complete Phase I Environmental Site Assessments for the parcels of Owned Real Property commonly known as 6370 South Parker Road Aurora, Colorado (the “Aurora Parcel”) and as 2239 Ford Parkway, St. Paul, Minnesota (the “St. Paul Parcel”), as Project #25217263 for Aurora, Colorado (the “Aurora Phase I”) and as Project #MP217310 for St. Paul, Minnesota (the “St. Paul Phase I” and collectively, the “Phase I’s”).  Upon determining that the St. Paul Phase I identified the existence of one or more recognized environmental conditions (“RECs”), Purchaser engaged Terracon to prepare a Phase II Environmental Site Assessment of the St. Paul Parcel(the “Phase II” and, together with the St. Paul Phase I, the “Subject Assessments”), subject to Seller’s agreement herein to permit access to the St. Paul Parcel to conduct the sampling contemplated in the Subject Assessments (to the extent anticipated herein to be performed prior to Closing).  The Phase I’s and the St. Paul Phase II will be addressed by Terracon to both Purchaser and Seller for their mutual use and reliance.

(b)         Pursuant to the requirements of the Minnesota Pollution Control Agency (the “MPCA”), for the St. Paul Parcel to complete the MPCA’s Best Management Practices in a manner sufficient to obtain the appropriate liability assurances, Purchaser may be required to perform certain tests for Hazardous Materials, applications and related activities, which may include, without limitation, two rounds of testing, one between April 1 and October 30 (the “Cooling Season Test”) and, if the results of the Cooling Season Test indicate further testing is required under the MPCA, a second round between November 1 and March 31st (the “Heating Season Test”) to determine the presence of soil vapor impacts.  The Purchaser will conduct the Cooling Season Test prior to the Closing Date but, if a Heating Season Test is required, given the currently anticipated Closing Date, the Heating Season Test cannot be completed until after the Closing Date.  As such, the parties agree to the following:

(i)       Prior to the Closing Date, the Purchaser will conduct the Cooling Season Test in a manner consistent with the Phase II.  At the Closing, Seller will credit Purchaser against the Purchase Price (the “Environmental Credit”) with the actual out-of-pocket cost of Terracon (and any applicable testing laboratories) for the conduct of the Cooling Season Test, not to exceed Seventeen Thousand Dollars ($17,000) in the aggregate.  If the results of the Cooling Season Test show no release of Hazardous Materials of the type suspected pursuant to the Phase II on the St. Paul Parcel above the Remediation Threshold (as defined below), Seller shall have no further obligations under this Section 7.13.  If the results of the Cooling Season Test show a release of Hazardous Materials of the type suspected pursuant to the Phase II on the St. Paul Parcel above the Remediation Threshold, then Purchaser may elect to enroll the St. Paul Parcel in the MPCA Voluntary Brownfield Program (the “Program”) and to request that the MPCA issue a No Association Determination (the “NAD”) and/or other applicable liability assurance letters (“MPCA Assurances”) in favor of Purchaser with respect to the groundwater, soil and soil vapor impacts identified in the Phase II (and Seller shall pay the costs of the environmental consultant and any applicable testing laboratory for such sampling and submissions under the Program up to the Seller Cap (as defined below)).  For the avoidance of doubt, Seller shall also have the right, at its own expense, to avail itself of the Program and seek a NAD and other MPCA Assurances in its favor (and all work performed by any environmental consultant and any applicable testing laboratories shall be addressed jointly to Seller and Purchaser for their mutual use and reliance).  If it is necessary to obtain the MPCA Assurances, Purchaser shall cause Terracon to perform the Heating Season Testing as soon after November 1, 2021 as is reasonably possible.  The Phase II Scope of Services is attached hereto as Schedule 7.13.  If the results of the Cooling Season Test or the Heating Season Test indicate that further Phase II testing is required to determine the nature or scope of any Hazardous Material(s) impacts, Seller shall pay the costs of such additional testing up to the Seller Cap.  Furthermore, if the MPCA requires additional Phase II testing or imposes other requirements, fees or costs in order for Purchaser to obtain any of the MPCA Assurances, the costs of such additional testing or requirements shall be payable by the Seller up to the Seller Cap.

(ii)        If the results of either of the Cooling Season Test or the Heating Season Test indicate that the levels of soil vapor impacts exceed 33 times the MPCA’s Commercial Intrusion Screening Values (“ISVs”) or any groundwater impact or soils impacts cause the MPCA to require remediation of the St. Paul Parcel (collectively, the “Remediation Threshold”), then Seller agrees to pay (up to the Seller Cap) for the reasonable and documented costs to remediate (which remediation may include, without limitation, installation of a vapor mitigation system in the current or any new improvements upon the St. Paul Parcel or any soils or groundwater remediation of contaminants of the type suspected in the Phase II, collectively “Remediation”) the St. Paul Parcel and obtain any or all of the MPCA Assurances; provided, however, that Seller shall not be responsible for any amounts incurred more than two (2) years after the Closing Date.  Purchaser shall obtain three (3) quotes for the cost to complete any Remediation from qualified environmental consultants and the cost for which Seller shall be responsible (up to the Seller Cap) shall be the lowest of the quotes.

(iii)       As used herein, the “Seller Cap” means Seventy-five Thousand Dollars ($75,000) in the aggregate for any and all costs to be paid or credited by Seller under this Section 7.13.  Any payment hereunder due from Seller after the Closing Date will be paid by Seller within ten (10) Business Days after being presented with invoices for completed work.  Notwithstanding anything to the contrary, each of Seller and Purchaser shall bear its own counsel fees and any other costs associated with the environmental testing and remediation of the St. Paul Parcel other than those fees of Terracon or its testing laboratories and any fees charged under the Program which Seller has agreed to pay hereunder up to the Seller Cap).

(c)        Purchaser and Seller expressly acknowledge and agree that the amount of the Seller Cap was negotiated freely in order to induce both parties to proceed to execution of this Agreement and, subsequently, Closing.  As such, Purchaser acknowledges that Seller shall have no further liability for any environmental investigation or remediation for the St. Paul Parcel in excess of the Seller Cap (and then only for the items contemplated in this Section 7.13 to be reimbursed by Seller thereunder), and Seller shall have no liability for any environmental investigation or remediation for the Aurora Parcel.

ARTICLE VIII
CONDITIONS TO CLOSING

8.1         Conditions Precedent to Obligations of the Purchaser.  The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions:

(a)         (i) the Fundamental Representations shall be true and correct at and as of the Closing (except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true, correct and complete in all material respects on and as of such earlier date)); and (ii) all other representations and warranties set forth in Article IV and Article V shall be true and correct in all respects (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” set forth therein) as of the Closing (except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true, correct and complete on and as of such earlier date)), except where the failure of such representations and warranties covered under this clause (ii) to be so true, complete and correct (giving effect to any applicable exceptions set forth in the disclosure schedules attached hereto, but without giving effect to any limitations as to “materiality” or “Material Adverse Effect” set forth therein) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)         the Companies and the Seller shall have performed and complied in all material respects (except for the obligations set forth in Section 3.4(a) for which the Companies and the Seller shall have performed and complied in all respects) their respective obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date;

(c)         since the Reorganization Plan Confirmation Date, there shall not have occurred any event, change or circumstance that has had or which would reasonably be expected to result in a Material Adverse Effect;

(d)        there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(e)        the Purchaser shall have received each of the Closing deliveries required by Section 3.4(a).

8.2        Conditions Precedent to Obligations of the Seller.  The obligation of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions:

(a)        the representations and warranties of the Purchaser set forth in this Agreement shall be true, correct and complete in all material respects (disregarding for the purposes of the condition set forth in this Section 8.2(a) any “material adverse effect” or other “materiality” qualifier contained in any such representations or warranties) at and as of the Closing (except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true, correct and complete on and as of such earlier date));

(b)       the Purchaser shall have performed and complied in all material respects (except for the obligations set forth in Section 3.4(b) for which the Purchaser shall have performed and complied in all respects) with all obligations and covenants required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date; and

(c)         there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

8.3        Frustration of Closing Conditions.  None of the Companies, the Purchaser or the Seller may rely on the failure of any condition set forth in Sections 8.1 or 8.2, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

ARTICLE IX
TRANSITION PLANNING; CONFIDENTIALITY

9.1        Information for Transition Planning.  Upon reasonable advance notice and subject to applicable Law, each of the Seller and the Purchaser shall, and shall cause each of their respective relevant Affiliates to, afford the representatives of the other party reasonable access during normal business hours to its properties, books, records, Contracts, Permits, legal counsel, financial advisors, accountants, consultants and personnel, and shall furnish, and shall cause to be furnished, as promptly as practicable to the other party, all other information as the other party may reasonably request for purposes of integration, planning and facilitating the transfer of the ownership of the Companies and Business; provided, however, that the foregoing access to information related to the Parent and its Subsidiaries (other than the Companies) shall be strictly limited to the books, records, personnel, properties and such other permitted access as set forth above, relating solely to the Business; and, provided, further, that each party may restrict the foregoing access to those Persons who have entered into or are bound by a confidentiality agreement with it and to the extent required by applicable Law or Contract to which the Purchaser or the Seller, or their respective Affiliates is a party, as applicable (provided that such party uses reasonable efforts to obtain consent from the relevant counterparties and, failing that, redacts sensitive information).  All such access shall be subject to reasonable restrictions imposed from time to time with respect to the provision of privileged communications or any applicable confidentiality agreement with any Person.  In conducting any inspection at any properties of the Purchaser or the Seller and their respective Affiliates, the other party and its representatives shall not unreasonably interfere with the business conducted at such property.

9.2        Business Records.  Substantially all Business Records, to the extent material, will be made available to Purchaser at Closing (all Business Records accessible to Purchaser in the dataroom or located at any Company Real Property are deemed to be delivered to Purchaser at Closing).  As soon as practicable after the Closing Date, and in no event later than thirty (30) calendar days after Closing, the Seller shall use its commercially reasonable efforts to make available to the Purchaser all remaining Business Records then in the possession of the Parent or any of its Subsidiaries.

9.3         Seller Confidentiality.  The Seller shall not, and shall cause its Affiliates and their respective representatives not to, directly or indirectly, for a period of the longer of (a) three (3) years after the Closing Date, or (b) until such information no longer constitutes a trade secret under applicable Law, without the prior written consent of Purchaser, disclose to any Person (other than each other and their respective Affiliates) any confidential information concerning the Business or the business of the Purchaser and its Affiliates; provided, however, that the foregoing restriction shall not (i) apply to any information that (A) is or becomes generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 9.3), (B) is or becomes generally available to the Seller from a source other than Purchaser or its Affiliates (provided that such source is not known by the Seller to be bound by a duty of confidentiality with the Purchaser or its Affiliates), or (C) the Seller can establish was independently developed by the Seller or any of its Affiliates (other than by or in connection with the Business prior to the Closing), without use of any confidential information concerning the Business, or the business of the Purchaser and its Affiliates; or (ii) prohibit any disclosure (A) required by Law or the rules and regulations of any applicable national securities exchange (so long as, to the extent legally permissible, the Seller provides the Purchaser with reasonable prior notice of such disclosure and a reasonable opportunity to review and discuss with the Seller such disclosure), or (B) necessary to be made in connection with the enforcement of any right or remedy relating to this Agreement or any related document.  For the avoidance of doubt, nothing in this Section 9.3 or elsewhere in this Agreement shall limit or prohibit the Parent, the Seller and their respective Affiliates from conducting any restaurant, food or beverage related business (whether or not in competition to the operations of the Purchaser and its Affiliates, including the Business acquired by the Purchaser hereunder); provided, however, that after the Closing, the Parent, the Seller and their respective Affiliates shall not utilize the Bakers Square Brand or the Village Inn Brand.

9.4         Purchaser Confidentiality.  The Purchaser shall not, and shall cause its Affiliates and their respective representatives not to, directly or indirectly, for a period of the longer of (a) three (3) years after the Closing Date, or (b) until such information no longer constitutes a trade secret under applicable Law, without the prior written consent of the Seller, disclose to any Person (other than each other and their respective Affiliates) any confidential information with respect to the business of the Seller or its Affiliates (other than the Business and the Companies); provided, however, that the foregoing restriction shall not (i) apply to any information that (A) is or becomes generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 9.4 or any other confidentiality obligations owed to the Seller), (B) is or becomes generally available to the Purchaser from a source other than the Seller or its Affiliates (provided that such source is not known by the Purchaser to be bound by a duty of confidentiality with the Seller or its Affiliates), or (C) the Purchaser can establish was independently developed by the Purchaser or any of its Affiliates without use of any confidential information with respect to the business of the Seller or its Affiliates (other than the Business and the Companies); or (ii) prohibit any disclosure (A) required by Law or the rules and regulations of any applicable national securities exchange (so long as, to the extent legally permissible, the Purchaser provides the Seller with reasonable prior notice of such disclosure and a reasonable opportunity to review such disclosure), or (B) necessary to be made in connection with the enforcement of any right or remedy relating to this Agreement or any related document.

9.5        Certain Permitted Disclosures.  Notwithstanding anything to the contrary herein, the parties hereto acknowledge and agree that any party (or its respective Affiliates) may disclose confidential information to any financial institution providing credit to such party or any of its Affiliates or to any Governmental Body or any rating agency with jurisdiction over such party or any of its Affiliates.

ARTICLE X
INDEMNIFICATION

10.1      Survival.  Any obligation of a party to indemnify any other party (A) under Sections 10.2(a)(i) or 10.2(b)(i), respectively, in respect of any breach of any representation or warranty of the Parent, the Seller or the Target Companies set forth in Article IV, any representation or warranty of the Parent or the Seller set forth in Article V, or any representation or warranty of the Purchaser set forth in Article VI, or (B) under Sections 10.2(a)(ii) or 10.2(b)(ii), respectively, in respect of any breach of any covenant or agreement required by its terms to be performed or complied with prior to the Closing, shall survive the Closing until the date that is twelve (12) months following the Closing Date.  In addition, any obligation of the Seller to indemnify the Purchaser Indemnitees pursuant to Sections 10.2(a)(iii) through 10.2(a)(vi) shall survive the Closing until the expiration of the applicable statute of limitations.  All of the covenants contained in this Agreement that by their nature are required to be performed after the Closing shall survive the Closing until fully performed or fulfilled, unless and to the extent only that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance. Notwithstanding the preceding two sentences, any breach or inaccuracy of any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement, and the obligation of a party to indemnify any other party in respect thereof, shall survive the time at which it would otherwise terminate pursuant to the preceding two sentences, if written notice in accordance with the requirements set forth in Section 10.3 of the breach or inaccuracy thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. The parties acknowledge and agree that with respect to any claim that any party may have against any other party which is permitted pursuant to the terms of this Agreement, the survival periods set forth and agreed to in this Section 10.1 shall govern when any such claim may be brought.

10.2        Indemnification.

(a)        Subject to the provisions of this Article X, from and after the Closing, the Parent and the Seller shall, on a joint and several basis, indemnify the Purchaser and its Affiliates (which shall include the Companies), directors, officers, employees, successors, permitted assigns, agents and representatives (collectively, the “Purchaser Indemnitees”) against and agree to hold each of them harmless from any and all Losses incurred or suffered by any Purchaser Indemnitee arising out of or relating to:

(i)          any breach of or inaccuracy in any representation or warranty in Articles IV or V;

(ii)         any breach of any covenant or agreement made or to be performed by the Parent, the Seller (or, prior to the Closing, the Companies) pursuant to this Agreement;

(iii)        any and all Taxes (or the nonpayment thereof) of the Companies for all Pre-Closing Periods;

(iv)       any and all payments due and owing by the Companies pursuant to any and all Material Contracts (and any Immaterial Contracts listed on Schedule 4.13(a)) with respect to the period prior to the Closing (which pre-Closing liabilities, for the avoidance of doubt, are agreed to be Excluded Liabilities);

(v)        any and all Liabilities for payments due to Business Employees for salary, wages, tips or bonuses (or funding required for their benefits) with respect to the period prior to the Closing Date, except for any obligation (A) expressly assumed by the Purchaser under this Agreement or (B) resulting from any breach by Purchaser of this Agreement;

(vi)        any and all Liabilities associated with any Legal Proceedings against the Companies or their Assets pending (or known by the Seller to be threatened in writing) prior to the Closing Date; and

(vii)       any and all Excluded Liabilities;

provided, however, that (A) the Parent and the Seller shall not be liable for any claim for indemnification pursuant to Sections 10.2(a)(i) or 10.2(a)(ii) unless and until the aggregate amount of Losses incurred by Purchaser Indemnitees which may be recovered under such subsections in the aggregate exceeds $135,000 (the “Deductible”), after which only the amount of such Losses incurred which are in excess of the Deductible shall be recoverable hereunder, and (B) in no event shall the Parent’s and the Seller’s aggregate Liability arising out of or relating to any claim for indemnification pursuant to Sections 10.2(a)(i) and (ii) exceed $1,350,000 (the “Liability Cap”).

(b)       Subject to the provisions of this Article X, from and after the Closing, the Purchaser and the Companies shall indemnify the Parent and the Seller and their respective Affiliates, directors, officers, employees, successors, permitted assigns, agents and representatives (collectively, the “Seller Indemnitees”) against and agree to hold each of them harmless from any and all Losses incurred or suffered by any Seller Indemnitee arising out of or relating to

(i)          any breach of or inaccuracy in any representation or warranty set forth in Article VI; and

(ii)         any breach of any covenant or agreement made or to be performed by the Purchaser (or, after the Closing, the Companies) pursuant to this Agreement;

provided, however, that (A) the Purchaser shall not be liable for any claim for indemnification pursuant to Section 10.2(b) unless and until the aggregate amount of Losses incurred by Seller Indemnitees which may be recovered from Purchaser exceeds the Deductible, after which only the amount  of such Losses incurred which are in excess of the Deductible shall be recoverable hereunder, and (B) in no event shall Purchaser’s aggregate Liability arising out of or relating to Section 10.2(b) exceed the Liability Cap.

(c)        For purposes of determining whether a breach has occurred and for computing the dollar amount of any claim for indemnification resulting from a breach of any representation or warranty herein, all materiality, material adverse effect and similar qualifications shall be disregarded.

10.3        Procedures.  Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a)       Any Purchaser Indemnitee or Seller Indemnitee claiming indemnification under this Agreement (each, an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (a “Third Party Claim”) in respect of any matter that is subject to indemnification hereunder shall promptly notify in writing (such notice, a “Claim Notice”) the Parent and the Seller, on the one hand. or the Purchaser, on the other hand, (the “Indemnifying Party” or “Indemnifying Parties”) of the Third Party Claim within thirty (30) calendar days after receipt by such Indemnified Party of written notice of the Third Party Claim, which Claim Notice shall describe in reasonable detail the nature of the Third Party Claim, including the basis of the Indemnified Party’s request for indemnification under this Agreement and the amount of the Losses arising or in good faith estimated to arise therefrom (if available); provided, however, that, subject to Section 10.1, failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is materially prejudiced by such delay or omission.

(b)        The Indemnifying Party shall have the right to participate in the defense of such Third Party Claim at any time and, subject to the limitations contained in this Section 10.3(b), assume and control the defense thereof. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume and control the defense of the Third Party Claim at any time, then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party in all appropriate legal, arbitration or other proceedings (the “Proceedings”), to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 10.3(b). The Indemnifying Party shall have full control of such defense and Proceedings, including any compromise or settlement thereof; provided, however, that (i) the Indemnifying Party shall not be entitled to assume or control such defense and Proceedings if such Third Party Claim seeks equitable or other non-monetary relief (including any sanction or restriction upon the conduct or operation of any business of the Indemnified Party) or if the Third Party Claim alleges conduct that would constitute criminal activity, or if the resolution of such Third Party Claim in a manner adverse to the Indemnified Party could result in Losses to the Indemnified Party in excess of the amount claimed or expected to be received from the Indemnifying Party; and (ii) the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, such consent shall not be required if (A) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim, and (B) the settlement agreement does not contain any admission by, or sanction or restriction upon the conduct or operation of any business by, the Indemnified Party or its Affiliates, including any injunction or other equitable relief against the Indemnified Party or its Affiliates. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 10.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation unless (aa) the employment of separate legal counsel has been specifically authorized in writing by the Indemnifying Party, (bb) there exists a material conflict of interest, or (cc) the Indemnifying Party fails to pursue the defense of such Third Party Claim actively and diligently, in the case of clause (bb) or this clause (cc), whereupon the Indemnified Party shall be entitled to retain the defense of such Third Party Claim.

(c)        If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party has elected to defend the Indemnified Party pursuant to Section 10.3(b) within ten (10) Business Days after receipt of any Claim Notice or is not otherwise entitled to defend such Third Party Claim, then, subject to Section 10.3(b), the Indemnified Party shall defend and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party, in all appropriate Proceedings, which Proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and Proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 10.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation

(d)        If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to reasonably cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including providing access to documents, records and information. In addition, the Indemnified Party will make its personnel available at no cost to the Indemnifying Party for conferences, discovery, Proceedings, hearings, trials or appeals as may be reasonably required by the Indemnifying Party. If the Indemnifying Party has assumed the defense of a Third Party Claim, the Indemnified Party also agrees to reasonably cooperate with the Indemnifying Party and its counsel in the making of any related counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person and executing powers of attorney to the extent necessary unless doing so would materially impair the conduct of the business conducted by the Indemnified Party.

 (e)        A claim for indemnification for any matter not involving a Third Party Claim shall be asserted by notice to the Indemnifying Party, which notice shall describe in reasonable detail the nature of the claim, the basis of the Indemnified Party’s request for indemnification under this Agreement and the amount of the Losses arising or in good faith estimated to arise therefrom (to the extent reasonably estimable). Subject to Section 10.1, failure to timely provide such notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is materially prejudiced by such delay or omission.

10.4        Calculation of Losses.

(a)        No Purchaser Indemnitee or Seller Indemnitee shall be entitled to indemnification to the extent a Liability or reserve relating to the matter giving rise to such Losses has been included in the final determination of the Final Closing Amounts.

(b)        Each Indemnified Party shall, and shall cause their respective Affiliates to, take reasonably prudent steps consistent with customary business practices to mitigate any Losses arising out of or relating to this Agreement or the transactions contemplated hereby after becoming actually aware of the incurrence of such Losses,

(c)        The amount of any Loss for which an Indemnified Party claims indemnification under this Agreement: (i) shall be reduced by any insurance proceeds actually received from third-party insurers with respect to such Loss; (ii) shall be reduced by any reduction in Taxes actually paid (or any increase in any Tax refund actually received) by the Indemnified Party as a result of the incurrence or payment of such Loss in the taxable year of the incurrence or payment of such Loss, or in any prior taxable year; and (iii) shall be reduced by indemnification or reimbursement payments actually received from third-parties with respect to such Loss, net, in the case of each of clauses (i) and (ii) above, of any reasonable costs associated with the recovery of such amounts. In the event any Indemnified Party actually recovers any insurance proceeds, indemnity payments or any third-party recoveries in respect of any Losses, in each case at any time subsequent to any indemnification payment pursuant to this Article X, such Indemnified Party shall thereafter promptly reimburse the Indemnifying Party for any indemnity payment made up to the amount actually received by the Indemnified Party (net of any costs, fees or expenses incurred by the Indemnified Party in collecting such amount).

(d)        Except with respect to those actually awarded and paid on account of a Third Party Claim, and identified as such in connection with such award, no party shall be liable for punitive, exemplary, speculative or remote damages, or any damages based on any multiple of earnings or revenue or loss of profits, whether based on contract, tort, strict liability, other Law or otherwise and whether or not arising from any other party’s sole, joint or concurrent negligence, strict liability or other fault.

10.5        Payment of Losses.  In the event any Purchaser Indemnitee or Seller Indemnitee is entitled to indemnification hereunder, the applicable Indemnifying Party or Indemnifying Parties shall pay or cause to be paid to the Purchaser Indemnitee or Seller Indemnitee, as applicable, an amount in immediately available United States funds (by wire transfer in accordance with written instructions provided by the Purchaser Indemnitee or Seller Indemnitee, as applicable) equal to the indemnifiable Losses, subject to the limitations set forth in Section 10.2. The date of final determination of Losses shall be the date on which such Losses are agreed by the applicable Indemnifying Party or Indemnifying Parties, or the date of a final, nonappealable order of a court of competent jurisdiction or other arbitrator or arbitral body.

10.6      Treatment of Indemnification Payments.  Any payment made pursuant to the indemnification obligations arising under this Article X shall be treated as an adjustment to the Purchase Price to the extent allowable under applicable Law, including for the purposes of Taxes.

10.7        Exclusive Remedy.  Notwithstanding anything to the contrary in this Agreement, except (i) with respect to the matters covered by Section 2.3 (Purchase Price Adjustment), (ii) in the case where a party seeks to obtain specific performance pursuant to Section 11.5, or (iii) for claims of Fraud, the parties hereby agree that, following the Closing, the sole and exclusive remedy of a party for any breach or inaccuracy of any representation, warranty, covenant or agreement contained in this Agreement shall be the applicable indemnification rights set forth in this Article X.

ARTICLE XI
MISCELLANEOUS

11.1       Representation and Warranty Insurance.  If the Purchaser or any of its Affiliates (in their sole discretion) procures a representation and warranty insurance policy (or other similar policy) (a “R&W Policy”), then (a) such R&W Policy shall be at the Purchaser’s sole expense, and (b) the Purchaser shall cause such R&W Policy to expressly include a waiver by the insurer, other than with respect to Fraud, of any and all subrogation rights against the Parent, the Seller and their Affiliates and their respective officers, directors and employees, and the Purchaser shall not, and shall cause each insured party under any such R&W Policy not to, waive, amend, modify or otherwise revise such subrogation provision, or allow such provision to be waived, amended, modified or otherwise revised, without the prior written consent of the Seller.  The Parent and the Seller shall reasonably cooperate with the Purchaser (at the Purchaser’s expense) with respect to the Purchaser’s procurement of any such R&W Policy. The R&W Policy shall be the sole and exclusive source of recovery or satisfaction of any Losses (other than with respect to Fraud), and none of the Seller, the Parent or any of their Affiliates shall have any obligation to directly satisfy any claim by the Purchaser or any of its Affiliates.

11.2       Payment of Sales, Use, Transfer or Similar Taxes.  All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to or resulting from, the transactions contemplated by this Agreement shall be borne equally by the Purchaser and the Seller; provided, however, that they are reflected in the Closing Estimates or the Final Closing Amounts (otherwise the Purchaser shall have no liability therefor).  Notwithstanding the provisions of Section 7.8, the Seller shall, at its own expense, prepare and timely file all required Tax Returns relating to such transfer Taxes.

11.3       Expenses.  Unless otherwise stated herein, the Parent, the Seller and the Purchaser shall bear their own expenses (and the Seller shall bear the expenses of the Companies) incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

11.4        Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.

(a)        EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS LOCATED IN THE CITY OF CHICAGO OR, IF SUCH COURTS SHALL NOT HAVE PROPER JURISDICTION, OF ANY UNITED STATES FEDERAL DISTRICT COURT SITTING IN CHICAGO (THE NORTHERN DISTRICT OF ILLINOIS), AND ANY APPELLATE COURT THEREOF, IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURTS (AND WAIVES AND AGREES NOT TO ASSERT ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN OR JURISDICTION THEREOF); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 11.4 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OR IN THE STATE OF ILLINOIS OTHER THAN FOR SUCH PURPOSE.

(b)        Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement by complying with the provisions of Section 11.8.  Such service of process shall have the same effect as if the party being served were a resident in the State of Illinois and had been lawfully served with such process in such jurisdiction.  The parties hereby waive all claims of error by reason of such service.  Nothing herein shall affect the right of any party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts.

(c)        EACH PARTY TO THIS AGREEMENT HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.4.

11.5        Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

11.6       Entire Agreement; Amendments and Waivers.  This Agreement (including the Schedules and Exhibits hereto), the Company Documents, the Seller Documents, the Parent Documents and the Purchaser Documents represent the entire understanding and agreement among the parties with respect to the subject matter hereof.  This Agreement may be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Parent, the Seller, the Companies and the Purchaser.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.7        Governing Law.  This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware.

11.8       Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given:  (a) if personally delivered, when so delivered; (b) if mailed, five (5) Business Days after having been sent by first class, registered or certified U.S. mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below; (c) if sent through a nationally-recognized overnight delivery service that guarantees next day delivery, the Business Day following its delivery to such service in time for next day delivery; or (d) if given by electronic mail during normal business hours of the recipient, when so given, but if not sent during normal business hours, then on the recipient’s next Business Day:

If to the Seller or the Parent (or, prior to the Closing, any Company), to:

RG Group Holdco, LLC
1701 Village Center Circle
Las Vegas, NV 89134
Attention:  Michael L. Gravelle
E-mail:  mgravelle@fnf.com

with a required copy to:

Restaurant Growth Services, LLC
3038 Sidco Drive
Nashville, TN 37204
Attention:  Wendy Harkness
E-mail:  wendy.harkness@restgrowthservices.com

with a further required copy to:

Nelson, Mullins, Riley & Scarborough, LLP
One Wells Fargo Center, 23rd Floor
301 South College Street
Charlotte, NC 28202
Attention:  Francis C. Pray, Jr.
Email: frank.pray@nelsonmullins.com

If to the Purchaser (or, after the Closing, any Company), to:

BBQ Holdings, Inc.
12701 Whitewater Drive
Minnetonka, MN 55343
Attention:  Jeffery Crivello
Email:  jeff.crivello@bbq-holdings.com

with a required copy to:

Lathrop GPM LLP
80 South 8th Street
500 IDS Center
Minneapolis, MN 55402
Attention: Ryan R. Palmer
Email:  ryan.palmer@lathropgpm.com

Any party entitled to notice hereunder may change the physical or email address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

11.9        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.10      Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  No assignment of this Agreement or of any rights or obligations hereunder may be made by the Seller or the Purchaser, directly or indirectly (by operation of law or otherwise), without the prior written consent of the Seller or the Purchaser, as applicable.  Upon any such permitted assignment, the references in this Agreement to the assignor shall also apply to any such assignee unless the context otherwise requires.

11.11      Counterparts.  This Agreement may be executed in one or more counterparts, including by way of electronic transmission, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

11.12      Other Definitional and Interpretive Matters.

(a)         Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)         Exhibits/Schedules.  A reference to a “Schedule” or “Exhibit” means the referenced Schedule or Exhibit to this Agreement unless otherwise expressly stated.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.  Any matter set forth on any of the Schedules hereto shall be deemed set forth in all other Schedules to the extent there is a specific cross-reference or to the extent the relevance of such matter to another Schedule is readily apparent from the face of the disclosure notwithstanding the absence of a cross-reference contained therein.  The information contained in this Agreement, the Schedules and Exhibits is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party to any third party of any matter whatsoever (including any violation of applicable Law or breach of contract).

(ii)         Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(iii)        Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” or “Article” are to the corresponding Section or Article of this Agreement unless otherwise specified.

(iv)       Herein.  The words such as “herein,” “hereinafter,” “hereof;” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(v)        Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(vi)        Reflected On or Set Forth In.  An item arising with respect to a specific representation, warranty or other provision of this Agreement shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such provision, if (A) there is a reserve, accrual or other similar item underlying a number on such referenced balance sheet or financial statements that related to the subject matter of such representation; (B) such item is otherwise specifically set forth on the referenced balance sheet or financial statements; or (C) such item is reflected on the referenced balance sheet or financial statements and is specifically set forth in the notes thereto.

(vii)      Accounting Terms.  Unless otherwise specified in this Agreement, all accounting terms used in this Agreement will be interpreted and all accounting determinations hereunder will be made in accordance with GAAP.

(b)        The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

11.13      Legal Representation.

(a)        Each party to this Agreement acknowledges that (i) each of the Parent, the Seller and the Companies have retained Nelson Mullins Riley & Scarborough LLP (“NMRS”) to act as its counsel in connection with this Agreement and the transactions contemplated herein as well as other past and ongoing matters; (ii) NMRS has not acted as counsel for any other Person in connection with this Agreement and the transactions contemplated herein; and (iii) no Person other than the Parent, the Seller and the Companies has the status of a NMRS client for conflict of interest or any other purpose as a result thereof.  The Purchaser (A) waives and will not assert, and will cause each of its Affiliates (including, after Closing, the Companies) to waive and not assert, any conflict of interest relating to NMRS’s representation after the Closing of the Parent, the Seller or any of their respective Affiliates in any matter, whether involving this Agreement and the transactions contemplated herein (including any litigation, arbitration, mediation, dispute resolution procedure or other proceeding) or otherwise; and (B) consents to, and will cause each of its Affiliates (including, after the Closing, the Companies) to consent to, any such representation, even though in each case (aa) the interests of the Parent, the Seller and/or their respective Affiliates may be directly adverse to the Purchaser or the Companies (following the Closing), and/or (bb) NMRS may have represented the Companies in a substantially related matter.

(b)          The Purchaser agrees that, after the Closing, neither the Purchaser nor any of its Affiliates (including, after the Closing, the Companies) will have any right to access or control any of NMRS’s records relating to or affecting any of the transactions contemplated under this Agreement, which will be the property of (and be controlled by) the Parent and the Seller.  In addition, the Purchaser agrees that it would be impractical to remove all Attorney-Client Communications from the records (including e-mails and other electronic files) of the Companies.  Accordingly, the Purchaser will not, and will cause each of its Affiliates (including, after the Closing, the Companies) not to, use any Attorney-Client Communication remaining in the records of any Company after the Closing in a manner that may be adverse to the Parent or the Seller or any of their respective Affiliates.

(c)        The Purchaser agrees, on its own behalf and on behalf of its Affiliates (including, after the Closing, the Companies), that from and after the Closing (i) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Attorney-Client Communications are hereby assigned to and shall belong to the Parent and the Seller and will not pass to or be claimed by the Purchaser or any of its Affiliates (including, after the Closing, the Companies), and (ii) the Parent and the Seller will have the exclusive right to control, assert or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Attorney-Client Communications.  Accordingly, the Purchaser will not, and will cause each of its Affiliates (including, after the Closing, the Companies) not to, (A) assert any attorney-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any Attorney-Client Communication, except in the event of a post-Closing dispute with a Person that is not the Parent, the Seller or any of their respective Affiliates, or (B) take any action with the intent to cause any Attorney-Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege, including waiving such protection in any dispute with a Person that is not the Parent, the Seller or any of their respective Affiliates.

11.14      Investigation; No Additional Representations.  Notwithstanding anything to the contrary herein, the Purchaser acknowledges and agrees that, in connection with the decision to enter into this Agreement and consummate the transactions contemplated hereby, the Purchaser has inspected and conducted such independent review, investigation and analysis (financial and otherwise) of the Companies and their respective businesses as desired by the Purchaser.  The Purchaser further acknowledges and agrees that, notwithstanding anything to the contrary contained herein, except for the specific representations and warranties expressly made by the Companies, the Seller and the Parent in this Agreement (as qualified or modified by the Schedules) or contained in any ancillary document or in any certificate delivered in connection herewith or therewith or except in the case of Fraud, none of the Parent, the Seller or the Companies or any of their respective Affiliates has made, is making or will make, and the Purchaser and its Affiliates and their representatives have not relied, are not relying and will not rely on, any representation or warranty, express or implied, at law or in equity, with respect to (a) the Companies; (b) their respective businesses, assets, liabilities, operations, prospects or condition (financial or otherwise); (c) the transactions contemplated hereby; (d) the accuracy or completeness of any information regarding any of the forgoing, including any confidential information memorandum, management presentation, projections, budgets or any other information, document or material made available to the Purchaser or its Affiliates or any of their representatives in any virtual data room and online “data sites,” management presentations or in any other form; or (e) any other matter whatsoever.  Without limiting the generality of the foregoing, the Purchaser further acknowledges and agrees that, with respect to any estimate, projection, forecast or other forward looking statement delivered by or on behalf of any Company to the Purchaser, its Affiliates and/or their representatives, (i) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and forward looking statements; (ii) the Purchaser is aware that actual results may differ materially; and (iii) no Person shall have any claim against the Parent, the Seller or any of their Affiliates or any other Person with respect to any such estimate, projection, forecast or forward looking statement, except in the case of Fraud.  Any evaluation or investigation by the Purchaser or its representatives shall not affect the representations and warranties made by the Companies, the Parent or the Seller in this Agreement (as qualified or modified by the Schedules) and any ancillary document and in any certificate delivered in connection herewith or therewith or the rights or remedies of the Purchaser for breaches of those representations and warranties.

11.15     No Third Party Beneficiaries.  Other than Sections 7.11 and 11.13, which are intended to benefit and may also be enforced by the Covered Parties, NMRS, the Purchaser and their Affiliates, and the rights and protections provided under Article XI, no provision of this Agreement is intended to confer upon any Person other than the parties any rights or remedies hereunder.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties have executed and caused this Agreement to be executed and delivered as of the date first written above.

BBQ HOLDINGS, INC.

By:	/s/ Jeffery Crivello
Name:	Jeffery Crivello
Title:	Chief Executive Officer

VIBSQ HOLDCO, LLC

By:	/s/ Kurt J. Schnaubelt
Name:	Kurt J. Schnaubelt
Title:	Chief Financial Officer

BAKERS SQUARE HOLDINGS, LLC

By:	/s/ Kurt J. Schnaubelt
Name:	Kurt J. Schnaubelt
Title:	Chief Financial Officer

VILLAGE INN HOLDINGS, LLC

By:	/s/ Kurt J. Schnaubelt
Name:	Kurt J. Schnaubelt
Title:	Chief Financial Officer

SVCC I, LLC

By:	/s/ Kurt J. Schnaubelt
Name:	Kurt J. Schnaubelt
Title:	Chief Financial Officer

RG GROUP HOLDCO, LLC

By:	/s/ Bryan D. Coy
Name:	Bryan D. Coy
Title	President

[Signature Page to Membership Interest Purchase Agreement]

ANNEX A

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings specified in this Annex A:

“2021 Pre-Closing Bonuses” has the meaning set forth in Section 7.10(f).

“Accounting Principles” means the accounting principles, practices and methodologies set forth in Schedule 2.3.

“Accounting Referee” has the meaning set forth in Section 2.3(d).

“Adjustment Calculations” has the meaning set forth in Section 2.3(b).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.  With respect to any natural person, “Affiliate” will include such person’s grandparents, any descendants of such person’s grandparents, such person’s spouse, the grandparents of such person’s spouse, and any descendants of the grandparents of such person’s spouse (in each case, whether by blood, adoption or marriage).

“Agreement” has the meaning set forth in the Recitals.

“Annual Financial Statements” has the meaning set forth in Section 4.6(a).

“Asset Allocation Actions” means any and all actions (including, without limitation, as contemplated by Schedule 7.4 and any other asset transfers authorized under the Reorganization Proceedings) to be taken by the Seller, the Parent or their respective Affiliates at any time prior to the Closing to cause legal title to the assets (whether real or personal, tangible or intangible) primarily associated with (i) the Bakers Square Brand to be transferred or conveyed to any of the BSQ Companies and (ii) the Village Inn Brand to be transferred or conveyed to any of the VI Companies.

“Assets” has the meaning set forth in Section 7.3(a)(ii).

“Attorney-Client Communication” means any communication occurring on or prior to Closing between NMRS, on the one hand, and the Parent, the Seller, any Company or any of their respective Affiliates or representatives, on the other hand.

“Bakers Square Brand” has the meaning set forth in the Recitals.

“BSQ Brandco” has the meaning set forth in the Recitals.

“BSQ Companies” has the meaning set forth in the Recitals.

“BSQ Holdings” has the meaning set forth in the Recitals.

“BSQ Interests” has the meaning set forth in the Recitals.

“BSQ Opco” has the meaning set forth in the Recitals.

Annex A - 1

“Business” means the business of operating and/or franchising to other operators the Bakers Square Brand and/or the Village Inn Brand of restaurants in the United States.

“Business Day” means any day of the year on which national banking institutions in New York City, New York, and Nashville, Tennessee are open to the public for conducting business and are not required or authorized to close.

“Business Employee” means (i) all Company Restaurant employees employed by RGS (pursuant to the Shared Services Agreements) or the Companies as of the date of this Agreement; (ii) each employee (other than a Company Restaurant employee) of RGS or the Companies whose employment duties immediately prior to the Closing are primarily dedicated to the performance of services (including administrative or back-office support services) for the Business as of the date of this Agreement, but only if such employees are set forth on Schedule 4.14(a); and (iii) any employees hired by RGS (as Company Restaurant employees or primarily to support the Business) or the Companies after the date of this Agreement and before the Closing Date as permitted by this Agreement.

“Business Records” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, advertising and promotional materials, marketing information, recipes, menus, studies, pricing information, customer and supplier data, ledgers, journals, technical documentation (design specifications, building and construction plans, architectural and engineering plans, surveys, engineering or property condition reports, zoning reports or letters, environmental reports, title insurance policies, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, release notes, working papers, etc.), and other similar materials in each case related primarily to the Business, but limited, in the case of any of the foregoing that are not exclusively related to the Business, solely to the portion thereof related to the Business.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116–136 (116th Cong.) (Mar. 27, 2020), together with all amendments thereto and the statutes, rules and regulations promulgated thereunder and any successor to such statutes, rules or regulations, as in effect on the date hereof.

“CARES Act Funds” has the meaning set forth in Section 4.26(b).

“Cash” means all cash and cash equivalents, as determined in accordance with the Accounting Principles, excluding the effects of the transactions on the Closing Date.  Cash shall be reduced by issued or outstanding checks and drafts and pending electronic debits or any other uncleared payments written or otherwise made by the Companies as of the Effective Time and Cash shall include outstanding checks, drafts, wire transfers and other uncleared payments written to or made for the order of the Companies as of the Effective Time.

“Claim Notice” has the meaning set forth in Section 10.3(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Cash” means the aggregate amount of petty cash at the locations of the Company Restaurants on the Closing Date.

“Closing Date Company Expenses” means the Company Expenses unpaid as of the Effective Time.

“Closing Date Debt” means all Debt of the Companies outstanding as of the Effective Time.

Annex A - 2

“Closing Estimates” has the meaning set forth in Section 2.3(a).

“Closing Net Working Capital Items” means the Net Working Capital Items as of the Effective Time (using the same calculation methods as are applicable to the calculation of Target Net Working Capital Items which is set forth on Schedule 2.3 calculated as of May 16, 2021).

“Closing Payment” has the meaning set forth in Section 2.2(c).

“COBRA” means Sections 601 through 608 of ERISA, Section 4980B of the Code or any other similar applicable Law (including applicable state insurance continuation Law).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals.

“Company Benefit Plan” has the meaning set forth in Section 4.14(a).

“Company Documents” has the meaning set forth in Section 4.2.

“Company Expenses” means the aggregate amount of all out-of-pocket fees and expenses, incurred by or on behalf of, or paid or to be paid by, the Seller or the Companies in connection with the process of selling the membership interests of the Companies or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby, including, (i) all brokers’ or finders’ fees of brokers’ or finders’ retained by Seller or its Affiliates; (ii) costs, fees, disbursements and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and experts retained by Seller or its Affiliates; (iii) any fees or expenses associated with obtaining the release and termination of any Liens (other than Permitted Exceptions and fees and expenses included in the definition of Debt); (iv) all transaction bonus, discretionary bonus, change-of-control, success, sale, “stay-around,” retention or similar bonuses or payments to current or former directors, officers, managers, employees and consultants due and payable by a Company solely as a direct result of transactions contemplated hereby; and (v) any severance obligations as a direct result of the transactions contemplated hereby, provided that in no event will Company Expenses include any fees, expenses or other liabilities to the extent incurred by or at the direction of the Purchaser or otherwise included in Net Working Capital Items or Debt; and, provided, further, that for items (iv) and (v) hereof, any such amounts shall include the employer’s portion of any payroll Taxes and similar Taxes.

“Company Pension Plan” has the meaning set forth in Section 4.15(c).

“Company Real Property” has the meaning set forth in Section 4.10(a).

“Company Restaurants” means those restaurants directly operated by the Companies under either the Village Inn Brand or the Bakers Square Brand, as applicable.

“Consent” means any approval, consent, ratification, waiver or other authorization of any Person.

“Contract” means any written contract, indenture, note, bond, lease, purchase order, commitment, plan, arrangement, instrument or other agreement.

“Covered Party” has the meaning set forth in Section 7.11(a).

“COVID-19” means the 2019 novel Coronavirus or any mutation, variation or evolution thereof, whether now or hereafter existing or discovered.

Annex A - 3

“COVID-19 Impact” means the financial or other impact on any relevant Person of COVID-19 including the threat or fear thereof, or response thereto, any resulting epidemic, pandemic, disease spread or outbreak, or other health crisis or public health event associated therewith (in each case whether now existing or arising in the future), or the continuation, evolution, resurgence or worsening thereof (including by reason of (i) any COVID-19 Measures (which for this purpose shall be deemed to include measures of any Governmental Body, whether mandatory or advisory, and any policies of relevant private parties related to COVID-19); or (ii) the scarcity or lack of availability of any services, materials or labor on commercially reasonable terms).

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, occupancy limitation, moratorium, sequester, state of emergency, declaration of martial law, travel or other activity restrictions, or any other mandatory Law, Order, directive, guidelines or recommendations by any Governmental Body having jurisdiction over the Companies or any Company Restaurant in connection with or in response to COVID-19, including as a result of the presence, transmission, threat or fear of, or response to, any resulting epidemic, pandemic, disease spread or outbreak, or other health crisis or public health event, or the continuation, evolution, resurgence or worsening thereof.

“Debt” of any Person means, without duplication: (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of:  (A) indebtedness of such Person for money borrowed (including any current portion thereof), and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred or unpaid purchase price of property or assets or other title retention agreements or securities or services, including all Tax-related payments, “earn-out” payments, “seller notes”, post-closing true-up obligations and other similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligation (but excluding trade accounts payable, inventory purchases, and other accrued current Liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any banker’s acceptance; (v) all obligations of such Person under interest rate, currency swap or other hedging transactions (valued at the termination value thereof); (vi) accrued and unpaid dividends or distributions; (vii) any pre-Closing income Tax Liabilities; (viii) management fees or other Liabilities to Affiliates (whether payable or accrued, and except to the extent included in the final determination of Closing Net Working Capital Items); (ix) all obligations of the type referred to in clauses (i) through (viii) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (x) all obligations of the type referred to in clauses (i) through (x) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Deductible” has the meaning set forth in Section 10.2(a).

“Disclosure Schedules” means the schedules setting forth certain matters disclosed by the Parent, the Seller or any Company pursuant to the representations and warranties made by or with respect to such Persons in this Agreement, as attached hereto.

“DRE Tax Returns” has the meaning set forth in Section 7.8(a).

“Effective Time” shall mean 12:01 A.M. Central Time, on the Closing Date.

“EID Loan” has the meaning set forth in Section 4.26.

Annex A - 4

“Enforceability Exceptions” means those exceptions to enforceability due to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditor’s rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity).

“Environmental Credit” has the meaning set forth in Section 7.13(b)(i).

“Environmental Condition” means any condition in regard to any of the Company Real Property with respect to the environment (whether such condition originated on or off Company Real Property), whether or not yet discovered, which would reasonably be expected to or does result in any damage, loss, cost, expense, claim, demand, Order or Liability to or against the Companies or the Purchaser by any third party or Governmental Body.

“Environmental Law” means any Law relating to the protection of human health, safety or the environment including all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of Hazardous Materials, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, whether solid, liquid or gaseous in nature.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business or Person, whether or not incorporated, that, together with each of the Companies, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

“Excluded Liabilities” means any Liabilities of any of the Companies specifically identified as “Excluded Liabilities”, regarding which the Seller shall remain solely responsible.

“Expiration Date” has the meaning set forth in Section 3.2.

“Final Closing Amounts” has the meaning set forth in Section 2.3(f).

“Financial Statements” has the meaning set forth in Section 4.6(a).

“Franchise Agreement” has the meaning set forth in Section 4.13(a)(v).

“Franchise Locations” has the meaning set forth in Section 4.10(a).

“Franchise Restaurants” means those restaurants franchised by the Companies to other operators under either the Village Inn Brand or the Bakers Square Brand, as applicable.

“Franchisee” has the meaning set forth in Section 4.27(b).

“Fraud” means the intentional misrepresentation of material facts by a party having actual knowledge (as opposed to imported or constructive knowledge) on the date hereof of such facts with the intent to deceive and/or mislead the other party in respect of the representations and warranties set forth in Article IV, Article V or Article VI, or any officer’s certificate delivered pursuant to this Agreement (as applicable), in each case as finally determined by a court of competent jurisdiction; provided, however, that in no event shall “Fraud” include any equitable fraud, negligent misrepresentation, promissory fraud, unfair dealings, extra-contractual fraud, or any fraud or tort based on recklessness or negligence.

“Fundamental Representation” means the representations and warranties contained in Sections 4.1 (Organization and Good Standing), 4.2 (Authorization of Agreement), 4.4 (Capitalization), 4.23 (Financial Advisors), 5.1 (Authorization of Agreement) and 5.3 (Ownership and Transfer of Interests)

Annex A - 5

“Funds Flow Statement” has the meaning set forth in the Section 3.4(a)(xv).

“GAAP” means generally accepted accounting principles in the United States, as in effect during the applicable time.

“Governmental Body” means any government or governmental (or quasi-governmental) or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, board, commission, instrumentality, authority or other entity or group thereof; or any court or arbitrator (public or private).

“Hazardous Material” means any substance, material or waste:  (i) that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” or “radioactive,” including petroleum and its by-products, asbestos, gasoline or diesel fuel or other petroleum hydrocarbons or polychlorinated biphenyls (PCBs); (ii) the presence of which requires investigation or remediation under any Environmental Laws; or (iii) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated under Environmental Laws.

“Hired Employee” has the meaning set forth in Section 7.10(a).

“Immaterial Contracts” has the meaning set forth in Section 4.13(a).

“Indemnified Party” has the meaning set forth in Section 10.3(a).

“Indemnifying Party” has the meaning set forth in Section 10.3(a).

“Intellectual Property” means all intellectual property rights in respect of the following:  (i) patents and applications therefor, including continuations, divisionals, continuations-in-part or reissues of patent applications and patents issuing thereon, docketed inventions; (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, domain names, corporate names and all IP addresses and URL/Internet domain names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof; (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights; and (iv) Software and Technology.

“Interests” has the meaning set forth in the Recitals.

“Interim Financial Statements” has the meaning set forth in Section 4.6(a).

“IRS” means the Internal Revenue Service.

“Knowledge” means the actual knowledge of a particular Person, after reasonable internal inquiry.  The words “know,” “knowing” and “known” shall be construed accordingly.  In the case of the Parent, the Seller, the Companies and their respective Affiliates, “Knowledge” means the actual knowledge of Craig Barber or Kurt Schnaubelt.

“Law” means any foreign, federal, state, local law, statute, code, ordinance, rule or regulation.

“Leased Real Property” has the meaning set forth in Section 4.10(a).

“Legal Proceeding” means any judicial, administrative or arbitral action, audit, claim, complaint, notice of violation, citation, notice of potential responsible party liability, grievance, suit, litigation, inquiry, hearing or proceeding (public or private), in each case, whether civil, criminal or administrative, by or before, or otherwise involving, a Governmental Body.

Annex A - 6

“Liability” means any debt, liability, commitment or obligation of any nature whatsoever (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, matured or unmatured or due or to become due) and including all costs and expenses relating thereto.

“Liability Cap” has the meaning set forth in Section 10.2(a).

“Lien” means any lien (statutory or otherwise), encumbrance, pledge, condition on title, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, encroachment, right of way, community property interest, servitude or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Listed Intellectual Property” has the meaning set forth in Section 4.12(a).

“Losses” means losses, liabilities, obligations and damages (but specifically excluding consequential damages, lost profits, diminution in value or punitive damages) and any and all assessments, judgments, costs, penalties and expenses, including defense costs, e-discovery costs, amounts paid in settlement and reasonable out-of-pocket attorneys’ and other professionals’ fees and disbursements directly payable with respect to any and all Losses with respect to which indemnification is provided hereunder, including costs of enforcing rights to indemnification provided herein and expenses of Legal Proceedings directly relating thereto.

“Material Adverse Effect” means any change, effect, event, occurrence or development that, individually or in the aggregate, (a) has, or would reasonably be expected to have, a materially adverse effect to the business, financial condition or operations of the Companies, taken as a whole, or (b) would reasonably be expected to prevent or materially impair the ability of the Seller or the Companies to consummate the transactions contemplated by this Agreement; provided, however, that there shall not be taken into account in determining whether there is a Material Adverse Effect any adverse effect, change, event or development arising from or relating to any of the following:  (i) general business, industry or economic conditions, whether global, national, regional or local; (ii) global, national, regional or local political or social conditions, including the engagement (whether new or continuing) by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, any natural or man-made disaster or acts of God; (iii) changes in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) any failure of any Company to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings or other financial or operating metrics for any period (provided that this clause (iv) shall not prevent a determination that any effect, change, event or development underlying such failure has resulted in a Material Adverse Effect (provided further that any such effect, change, event or development is not otherwise excluded hereunder from determining whether there is a Material Adverse Effect)); (v) changes in GAAP; (vi) changes in Laws; (vii) the taking of any action by the Purchaser, the Seller or any Company as expressly required pursuant to this Agreement (except for any consents required to be obtained hereunder); (viii) the announcement or pendency of the transactions contemplated by this Agreement (or the performance of any action, or refraining from performing any action, as expressly required by this Agreement, except for the consents required to be obtained hereunder) or (ix) any matter of which the Purchaser is aware on the date of this Agreement; and, provided, further, that any change, effect, event, occurrence, or development referred to in clauses (i), (ii), and (iii) above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such change, effect, event, occurrence or development has a disproportionate effect on the Companies compared to other participants in the family dining segment of the restaurant industry and geographic areas in which the Companies operate.

“Material Contracts” has the meaning set forth in Section 4.13(a).

Annex A - 7

“NMRS” has the meaning set forth in Section 11.13(a).

“Net Working Capital Items” means the assets and liabilities of the type set forth in Schedule 2.3.  Notwithstanding anything to the contrary herein, for purposes of determining Net Working Capital Items:  (i) no such assets or liabilities shall reflect any changes in such assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence (including Tax consequences) of the transactions contemplated hereby; and (ii) such assets and liabilities shall exclude (a) any income or deferred Tax assets and (b) any amounts that were otherwise expressly taken into account in the calculation of the Closing Payment pursuant to Section 2.2.

“Objection Statement” has the meaning set forth in Section 2.3(c).

“Order” means any order, injunction, judgment, decree, consent decree, ruling, writ, assessment or award of a Governmental Body.

“Ordinary Course of Business” means (i) with respect to the Seller, the Companies or the Business, the usual and ordinary course of normal day-to-day operations of the Business, consistent (in scope, manner, amount and otherwise, taking into account seasonality and any COVID-19 Impact) with the Seller’s and the Companies’ past practices (since the Reorganization Plan Confirmation Date) through the date of this Agreement, and (ii) with respect to the Parent, the usual and ordinary course of normal day-to-day operations of the business of the Parent and its Subsidiaries (in scope, manner, amount and otherwise, taking into account seasonality and any COVID-19 Impact) with the Parent’s and its Subsidiaries past practices through the date of this Agreement.

“Organizational Documents” means, as applicable, the certificate or articles of incorporation, certificate or articles of formation or organization, as applicable, and bylaws, shareholder agreements, operating agreements, partnership agreements and any similar governing or constitutive documents or agreements of any Person, each as currently in effect.

“Overhead and Shared Services” shall mean the shared services that have been provided to the Companies prior to the date of this Agreement (and will continue to be provided until the Closing) in regard to the Business by one or more Affiliates of the Parent pursuant to the Shared Services Agreements (or any predecessor agreements).

“Owned Real Property” has the meaning set forth in Section 4.10(a).

“Parent” has the meaning set forth in the Recitals.

“Parent Documents” has the meaning set forth in Section 5.1(b).

“Payoff Amount” means the amount of outstanding principal, accrued and unpaid interest and any pre-payment penalties, break-fees or other fees associated with any Debt that is required to be paid to the holder thereof in order for such holder to release the Companies from all liability therefor at the time of the Closing.

“Payoff Letters” has the meaning set forth in Section 3.4(a)(vii).

“Permits” means any approvals, authorizations, Consents, licenses, permits or certificates of, or registrations with, a Governmental Body necessary for the ownership or operation of the assets of the Companies, or the conduct of the Business as currently conducted.

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“Permitted Exceptions” means:  (i) Liens for Taxes that are not yet due and payable or that may hereafter be paid without penalty or that are being contested in good faith and for which adequate reserves have been established on the Reference Balance Sheet in accordance with GAAP; (ii) statutory or contractual Liens of landlords and workers’, carriers’, materialmen’s, suppliers’ and mechanics’ or other like Liens incurred in the Ordinary Course of Business; (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation; (iv) with respect to any Company Real Property (and the improvements and property located thereat), any gaps in the chain of title evident from the records of the applicable Governmental Body maintaining such records, Liens, easements, rights-of-way, covenants, conditions, restrictions, encroachments and other similar matters of record which would be disclosed by current title policies, current title surveys or other documents or writings recorded in the public records or a physical inspection of the subject property and do not materially interfere with the present use of the properties they affect or materially and adversely affect their value; (v) with respect to any Leased Real Property, the terms of the related leases; (vi) non-exclusive licenses to Intellectual Property granted in the Ordinary Course of Business; (vii) Liens that will be released in full prior to or as of the Closing; (viii) any Liens which are reflected in the Reference Balance Sheet (other than for Debt that is required to be repaid or released by Closing pursuant to the terms of this Agreement; (ix) Liens created by or through the Purchaser; (x) restrictions on the offer and sale of securities under federal or state securities laws; and (xi) Liens set forth on Schedule 4.11(b).

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Personal Data” means all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Companies, is capable of identifying an individual) or non-personally identifying, including aggregate or de-identified data and data collected automatically, including data collected through a mobile or other electronic device.

“PP Overpayment” has the meaning set forth in Section 2.3(f).

“PP Underpayment” has the meaning set forth in Section 2.3(f).

“PPP Loan” has the meaning set forth in Section 4.26.

“Pre-Closing Periods” means all taxable years or other taxable periods ending on or prior to the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Proceedings” has the meaning set forth in Section 10.3(b).

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the Recitals; provided, however, that the entity specifically named as “Purchaser” in the Recitals may designate (in its sole discretion, at least ten (10) calendar days prior to Closing; to be effective at the time of Closing) one or more of its Affiliates to be the actual entity(ies) that will directly acquire the Interests from the Seller under this Agreement; and, provided, further, that (i) such initially named entity shall be jointly and severally liable with such designated Affiliate(s) under this Agreement, and (ii) at the Closing, all representations, warranties, covenants and other obligations applicable to the Purchaser shall be deemed to apply both to such initially named entity and such designated Affiliate(s).

“Purchaser Documents” has the meaning set forth in Section 6.2.

“Purchaser Benefit Plans” has the meaning set forth in Section 7.10(c).

“Purchaser Indemnitees” has the meaning set forth in Section 10.2(a).

“Purchaser Tax Returns” has the meaning set forth in Section 7.8(a).

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“Purchaser 401(k) Plan” has the meaning set forth in Section 7.10(d).

“Reference Balance Sheet” means the balance sheet contained in the Interim Financial Statements.

“Reference Balance Sheet Date” means the date of the Reference Balance Sheet.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the environment.

“Reorganization Petition Filing Date” means the date on which the bankruptcy petition of the debtors was filed in the Reorganization Proceedings, which was January 27, 2020.

“Reorganization Plan Confirmation Date” means the date on which the plan of reorganization of the debtors was confirmed by the court in the Reorganization Proceedings, which was October 2, 2020.

“Reorganization Proceedings” means the Chapter 11 bankruptcy proceedings of American Blue Ribbon Holdings, LLC, a Delaware limited liability company, et al., in the United States Bankruptcy Court for the District of Delaware, designated as Case No. 20-10161 (LS) (Jointly Administered).

“RGS” means Restaurant Growth Services, LLC (formerly known as ABRH, LLC), a Delaware limited liability company, which is a Subsidiary of the Parent.

“Royalties” means amounts that are required to be paid by a Franchisee to any of the Companies pursuant to the terms of the applicable Franchise Agreement.  The status of all Royalties as of the date of this Agreement (including all Royalties Delinquent, Royalties Deferred, Royalties Not Invoiced and Royalties Prepaid) is set forth on Schedule 4.27(l) hereto, which Schedule will be updated by the Seller contemporaneously with the delivery of the Closing Estimates.

“Royalties Delinquent” means Royalties to the extent attributable to the period prior to the Closing that have been invoiced by a Company to a Franchisee and have not been paid by the Franchisee by the Closing, but only to the extent that the payment thereof is overdue pursuant to the terms of the Franchise Agreement; provided, however, that this term shall be deemed to exclude Royalties Deferred.

“Royalties Deferred” means Royalties to the extent attributable to the period prior to the Closing that have been invoiced by a Company to a Franchisee and have not been paid by the Franchisee by the Closing, but only to the extent that both (i) the payment thereof is overdue pursuant to the terms of the Franchise Agreement and (ii) the Franchisee has entered into a written agreement with the relevant Company establishing an agreed plan with timing required for the payment of such Royalties (which may include, but not be limited to, any obligation to pay such Royalties that has been converted to a promissory note).

“Royalties Excluded” means together, all Royalties Delinquent and all Royalties Deferred.

“Royalties Not Invoiced” means Royalties to the extent attributable to the period prior to the Closing that, in the Ordinary Course of Business, have not yet been invoiced by the relevant Company to the Franchisee.

“Royalties Prepaid” means Royalties to the extent attributable to the period after the Closing that have been paid by a Franchisee to the applicable Company prior to the Closing, whether by prepayment through the applicable Franchise Agreement or otherwise.

“R&W Policy” has the meaning set forth in Section 11.1.

“Securities Act” has the meaning set forth in Section 4.4(a).

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 “Seller” has the meaning set forth in the Recitals.

“Seller Documents” has the meaning set forth in Section 5.1(a).

“Seller Indemnitees” has the meaning set forth in Section 10.2(b).

“Shared Services Agreements” means the following agreements, as they may have been or may hereafter be amended from time to time, between RGS and American Blue Ribbon Holdings, LLC, a Delaware limited liability company (predecessor-in-interest to the Companies): (i) that certain Services Agreement dated as of December 30, 2019; and (ii) that certain Contract Staffing Agreement dated as of December 30, 2019.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“Straddle Period” means any taxable year or other taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other Person of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees (or similar Person) thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other Person (other than a corporation), a majority of the partnership interests, limited liability interests or other comparable ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Supply Accommodation Adjustment” means $100,000.00.

“Supply Agreement” means the food products supplier agreement to be executed by the Purchaser and Legendary Baking I, LLC, a Delaware limited liability company (or such other Subsidiary of the Parent as may be involved in the commercial baking operations), in the form attached to this Agreement as Exhibit A; provided, however, that, if the Pre-Closing Purchase Commitment (as defined in such form of Supply Agreement) is not delivered by the date contemplated in the definition of such term, then the form of Supply Agreement shall be revised to delete therefrom (i) all references to the “Guarantor” therein, (ii) Section 15(p) thereof, (iii) the form of Limited Guaranty of Performance attached thereto as Exhibit A (and such guaranty will not be required to be executed and delivered in connection with the execution and delivery of the Supply Agreement), (iv) the definitions of the “Guarantor”, “Guaranty Expiration Date” and “Pre-Closing Purchase Commitment” therein, (v) the fourth grammatical sentence of Section 2 thereof, and (vi) the phrase “(and Guarantor to the extent required by Section 15(p))” in Section 15(i) thereof.

“SVCC” has the meaning set forth in the Recitals.

“SVCC Interests” has the meaning set forth in the Recitals.

“Tangible Assets” means all machinery, equipment, furniture, fixtures, furnishings, trade fixtures, tableware, barware, vehicles, rolling stock and other tangible assets (other than inventory or real estate).

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“Target Companies” has the meaning set forth in the Recitals.

“Target Net Working Capital Items” means the assets and liabilities set forth in Schedule 2.3.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, levies or other assessments in the nature of taxes, including all of the following types of taxes:  income, capital gains, sales, use, transfer, franchise, profits, windfall profits, capital stock, license, withholding, payroll, excise, severance, stamp, occupation, real or personal property, or other taxes, customs, duties, fees, assessments and charges of any kind whatsoever in the nature of taxes; and (ii) all estimated taxes, deficiency assessments, interest, penalties, fines, or additions to tax, resulting from or attributed to any item described in clause (i).

“Tax Claim” has the meaning set forth in Section 7.8(d).

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto and any amendment thereof), including any information return, claim for refund and amended return.

“Tax Statement” has the meaning set forth in Section 7.8(a).

“Taxing Authority” means the IRS and any other Governmental Body or Person in any way responsible for the imposition, collection or administration of any Tax, or for any other matters directly relating to Taxes.

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, engineering, product specifications, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.

“Third Party Claim” has the meaning set forth in Section 10.3(a).

“Threat of Release” means a substantial likelihood of a Release that requires action to prevent or mitigate damage to the environment that may result from such Release.

“Top Suppliers” has the meaning set forth in Section 4.21(a).

“Treasury Regulations” means the regulations promulgated under the Code, or corresponding future regulations.

“VI Brandco” has the meaning set forth in the Recitals.

“VI Companies” has the meaning set forth in the Recitals.

 “VI Holdings” has the meaning set forth in the Recitals.

“VI Interests” has the meaning set forth in the Recitals.

“VI Opco” has the meaning set forth in the Recitals.

“Village Inn Brand” has the meaning set forth in the Recitals.

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